UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER located at 1001 Brush College Road, Decatur, Illinois, on Thursday, November 1, 2012, commencing at 10:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the six-month transition period of July 1, 2012 to December 31, 2012;

(3) To consider an advisory vote on the compensation of our named executive officers;

(4) If properly presented, to consider and act upon the Stockholder’s proposal set forth in the accompanying Proxy Statement; and

(5) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

M. I. SMITH, SECRETARY

September 21, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 1, 2012: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.adm.com/proxy

ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

September 21, 2012

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around September 21, 2012.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $24,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock stockholders of record at the close of business on September 7, 2012, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on September 7, 2012, we had 658,625,947 outstanding shares of common stock, each share being entitled to one vote on each of the twelve director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 18, 2012, an admission ticket will be mailed to you. Entities, such as a corporation or limited liability company, that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 9:30 A.M. on the day of the meeting. Stockholders who do not pre-register will only be admitted to the meeting upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is prohibited.

Any request to deviate from the admittance guidelines described above should be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 4666 Faries Parkway, Decatur, Illinois 62526-5666 and received by us by October 18, 2012. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 9:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

As we have previously announced, our board of directors has determined that our company’s fiscal year shall begin on January 1 and end on December 31 of each year, starting on January 1, 2013. Our next annual meeting of stockholders will be held following the completion of the six-month transition period of July 1, 2012 to December 31, 2012.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (SEC), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent of Class
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	56,568,042(1)	8.59

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	37,268,242(2)	5.66

(1)	Based on a Schedule 13G filed with the SEC on January 31, 2012, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 273,300 shares and sole voting and dispositive power with respect to 56,294,742 shares.
(2)	Based on a Schedule 13G filed with the SEC on February 13, 2012, BlackRock Inc. has sole voting and dispositive power with respect to 37,268,242 shares.

Proposal No. 1 — Election of Directors

Our board of directors has fixed the size of the board at twelve. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

Eleven of the twelve nominees proposed for election to the board of directors are presently members of the board. The new nominee for election is Mr. Daniel Shih. Mr. Shih was identified by the Nominating/Corporate Governance Committee as a potential nominee, with the assistance of an executive search firm, and was recommended by the Nominating/Corporate Governance Committee after such committee completed its interview and vetting process. Mr. Boeckmann was appointed to our board effective February 2, 2012, and thus was not elected by our stockholders at our annual meeting of stockholders in 2011. Mr. Boeckmann previously served on our board of directors from 2004-2008. He did not stand for re-election at our 2008 annual meeting of stockholders due to the corporate governance guidelines of his then employer, which limited the number of outside corporate boards on which he could serve.

The nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, we intend that the persons named in the proxy may vote for a substitute who will be designated by the board of directors. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws were amended in February 2007 to require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under an amendment to our Corporate Governance Guidelines approved by our board in February 2007, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of September 7, 2012, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Alan L. Boeckmann, 64 Non-Executive Chairman of Fluor Corporation (an engineering and construction firm) from February, 2011 – February, 2012; Chairman and Chief Executive Officer of Fluor Corporation from February, 2002 – February, 2011; Director of Sempra Energy; Director of BHP Billiton and Burlington Northern Santa Fe within the past five years.		3,441	(1)	*
George W. Buckley, 65 Chairman of Arle Capital Partners Limited (a private equity partnership) since February, 2012; Chairman of Expro International (an international oil field services company) since June, 2012; Chairman of 3M Company (a diversified technology company) from February, 2012 – June, 2012; Chairman, President and Chief Executive Officer of 3M Company from December, 2005 – February, 2012; Director of Hitachi, Ltd. and Stanley Black & Decker, Inc.	2008	28,406	(1)	*
Mollie Hale Carter, 50 Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation); Director of Westar Energy, Inc.	1996	12,048,321	(2)	1.84
Terrell K. Crews, 57 Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from September, 2007 – November, 2009; Executive Vice President and Chief Financial Officer of Monsanto Company from 2000 – 2007; Director of Rock-Tenn Company and Hormel Foods Corporation; Director of Smurfit-Stone Container Corporation within the past five years.	2011	5,877	(3)	*
Pierre Dufour, 57 Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since November, 2007; Executive Vice President of Air Liquide Group since 2002.	2010	14,984	(4)	*
Donald E. Felsinger, 64 Executive Chairman of Sempra Energy (an energy services company) since June, 2011; Chairman and Chief Executive Officer of Sempra Energy from February, 2006 – June, 2011; President and Chief Operating Officer of Sempra Energy beginning in January, 2005; Director of Northrup Grumman Corporation.	2009	25,365	(1)	*
Antonio Maciel Neto, 55 Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) since June, 2006; President of Ford South America from October, 2003 – April, 2006; President of Ford Brazil from July, 1999 – October, 2003; Director of Marfrig Alimentos S.A.	2006	25,192	(1)	*
Patrick J. Moore, 58 President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since June, 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from June, 2010 – May, 2011; Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation from 2002 – June, 2010; Director of ITT Exelis and Ralcorp Holdings, Inc.; Director of Smurfit-Stone Container Corporation within the past five years(5).	2003	47,239	(1)	*

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Thomas F. O’Neill, 65 Chairman of the holding company of First Allied (a broker dealer) and Chairman of Ranieri Partners Financial Services Group (a company which acquires and manages financial services companies) since November, 2010; Principal, Sandler O’Neill & Partners, L.P. from 1988 – November, 2010; Director of The Nasdaq OMX Group, Inc. and Misonix, Inc.	2004	31,095	(1)	*
Daniel Shih, 61 Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited (a developer and manufacturer of footwear) since May, 2008; Chairman of PepsiCo (China) Investment Ltd. and President, PepsiCo Beverages, China from October, 2006 – April, 2008; Director of VisionChina Media Inc.		—		*
Kelvin R. Westbrook, 57 President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(6) from approximately September, 2006 – October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 – October, 2006; Director of Stifel Financial Corp. and Trust Manager of Camden Property Trust; Director of Angelica Corporation within the past five years.	2003	50,430	(1)	*
Patricia A. Woertz, 59 Chairman since February 2007; President and Chief Executive Officer since May 2006; previously Executive Vice President of Chevron Corporation (a diversified energy company); Director of The Procter & Gamble Company.	2006	2,206,746	(7)	*

*	Less than 1% of outstanding shares
(1)	Includes only stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.
(2)	Includes 3,017,595 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family, 8,918,000 shares held in a limited partnership and 112,726 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(3)	Includes 760 shares owned individually and 5,117 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(4)	Includes 5,700 shares owned individually and 9,284 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(5)	Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.
(6)	Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.
(7)	Includes 878,215 shares owned individually or in trust, 1,327,875 shares that are unissued but are subject to stock options exercisable within 60 days and 656 shares allocated under our 401(k) and Employee Stock Ownership Plan.

The Board of Directors recommends a vote FOR the election of the twelve nominees named above as directors. Unless otherwise indicated on your proxy, your shares will be voted FOR the election of such twelve nominees as directors.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Nominating/Corporate Governance Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills that qualify each of our directors to serve on our board are listed below:

Alan L. Boeckmann

Prior to retiring in February, 2012, Mr. Boeckmann served in a variety of engineering and executive management positions during his 35-plus year career with Fluor Corporation, including non-executive Chairman of the Board from 2011-2012, Chairman of the Board and Chief Executive Officer from 2002-2011, and President and Chief Operating Officer from 2001-2002. His tenure with Fluor Corporation included responsibility for global operations and multiple international assignments. Mr. Boeckmann currently serves as a director of Sempra Energy. He has previously served on the boards of BHP Billiton and Burlington-Northern Santa Fe. Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to the board of directors.

George W. Buckley

Dr. Buckley is Chairman of Arle Capital Partners Limited, a private equity partnership with a portfolio of energy, industrial and service-sector businesses. Dr. Buckley is also currently Chairman of Expro International, an international oil field services company. Previously, Dr. Buckley served as Chairman of 3M Company from February, 2012 to June, 2012 and as Chairman, President and Chief Executive Officer of 3M Company from December, 2005 to February, 2012. He previously held executive positions at Brunswick Corp., Emerson Electric Co. and British Railways. Dr. Buckley’s Bachelor of Science degree in Electrical and Electronic Engineering and his Doctoral degree in Engineering in joint study at Huddersfield and Southampton Universities, his service as Chairman of the Board, President and Chief Executive Officer of 3M Company, his leadership roles at the Brunswick Corporation, Emerson Electric Co. and British Railways, his skills in business and financial matters and his experience as a director of the public companies listed above, qualify him to serve as a director of the company.

Mollie Hale Carter

Ms. Carter has twenty-five years of business experience in the agricultural sector, including consulting, finance and operations. Ms. Carter also has served since 1995 as the Chairman and/or Chief Executive Officer of a regional financial institution based in Salina, Kansas. Ms. Carter’s qualifications to serve as a director of the company include her substantial leadership experience as a chief executive officer, her financial expertise, her service as a director of Westar Energy, Inc., her previous service as a director of Premium Standard Farms, Inc., and her significant experience in the agricultural sector.

Terrell K. Crews

Mr. Crews retired from Monsanto Company in November 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from September 2007 to November 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to the board of directors of the company extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business and international operations.

Pierre Dufour

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in November 2007. Since January 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour was elected to the board of Air Liquide S.A. in May, 2012. Mr. Dufour’s qualifications to serve as a director of the company include his substantial leadership, engineering, operations management and international business experience.

Donald E. Felsinger

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. His leadership roles at Sempra Energy and other energy companies have allowed him to provide the board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs. Mr. Felsinger possesses in-depth knowledge of executive compensation and benefits practices and serves as a member of the Compensation/Succession Committee.

Antonio Maciel Neto

Mr. Maciel has been Chief Executive Officer of Suzano Papel e Celulose S/A, one of Latin America’s largest vertically integrated producers of paper and eucalyptus pulp, since June 2006. From 1999 to May 2006, Mr. Maciel held various executive positions with Ford Motor Company, including Chief Executive Officer of Ford South America Operations. Mr. Maciel’s qualifications to serve on the company’s board of directors include his substantial leadership, international business, environmental and sustainability, engineering, product development and innovations and operations management experience.

Patrick J. Moore

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to the board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

Thomas F. O’Neill

Mr. O’Neill has worked on Wall Street since 1972 and, as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions and his substantial experience in the finance community contributes to his role as chair of the Audit Committee.

Daniel Shih

Mr. Shih has served as Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, since May, 2008. He previously held executive positions with PepsiCo (China) Investment Ltd. and Motorola (China) Electronic Ltd. Mr. Shih’s qualifications to serve as a director of the company include his extensive business experience in Asia and his expertise in business strategy, leadership development, joint ventures and mergers and acquisitions.

Kelvin R. Westbrook

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of two other public companies and a multi-billion dollar not-for-profit healthcare services company.

Patricia A. Woertz

Prior to joining the company, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. Having started her career as a certified public accountant with Ernst & Ernst, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz brings to the board of directors of the company a significant amount of leadership, strategy development, risk management, mergers and acquisitions, international business, marketing, finance and technology experience.

Board Leadership Structure

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interests of our company to make this determination based on the position and direction of our company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board has determined that having our company’s Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors elect a Lead Director at the board’s annual meeting. Ms. Carter is currently serving as Lead Director. The board believes that naming an independent Lead Director more accurately reflects the accountability and responsibilities that accompany a non-executive position and does not believe that our stockholders would benefit at this time by having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals. Our Lead Director provides the board with independent leadership and facilitates the independence of the board from management. The duties and responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines as follows: (i) organize, convene and preside over executive sessions of the non-management and independent directors and promptly communicate the messages and directives approved by such directors at each such meeting to the Chairman and Chief Executive Officer; (ii) preside at all meetings of the board at which the Chairman of the Board is not present; (iii) consult with the Chairman and Chief Executive Officer in establishing meeting schedules and agendas, and in determining the information to be forwarded to the directors both in conjunction with such meetings and otherwise; (iv) facilitate communication among the directors and between the board and the Chairman and Chief Executive Officer; (v) serve as an advisor to the board committees, chairmen of the board committees and other directors; and (vi) such other duties and responsibilities as assigned from time-to-time by the non-management directors consistent with the Lead Director’s role.

In addition to appointing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to our board of directors regarding significant matters identified with respect to the foregoing. The Nominating/Corporate Governance Committee has the authority to assign oversight of risk areas to specific committees as the need arises.

Management has established an Integrated Risk Management Committee consisting of personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process. Such committee’s responsibilities and objectives include:

•	ensuring implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives;

•	ensuring congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives;

•	supporting the integration of risk assessment and controls into mainstream business processes and decision-making;

•	clearly identifying roles and responsibilities across our company in regard to risk assessment and control functions;

•	promoting consistency and standardization in risk identification and controls across our company;

•	ensuring sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets;

•	regularly evaluating the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators; and

•	reporting regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended June 30, 2012, our directors and executive officers complied with all Section 16(a) filing requirements.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary
P. A. Woertz	5x
J. R. Luciano	3x
R. G. Young	3x
D. J. Smith	3x
J. D. Rice(1)	3x
S. R. Mills(2)	3x

(1)	Mr. Rice retired as an executive officer and employee of our company effective June 30, 2012.
(2)	Mr. Mills retired as an executive officer and employee of our company effective February 7, 2012.

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of September 7, 2012, directly or indirectly, by each of the individuals named in the Summary Compensation Table herein.

Name	Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class
P. A. Woertz	2,206,746	1,327,875	*
J. R. Luciano	320,534	38,802	*
R. G. Young	117,897	16,075	*
D. J. Smith	682,964	324,863	*
J. D. Rice	506,558	156,339	*
S. R. Mills	439,129	164,447	*

*	Less than 1% of outstanding shares
(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan and, pursuant to SEC rules, stock options exercisable within 60 days.

Common stock beneficially owned as of September 7, 2012 by all directors, director nominees and executive officers as a group, numbering 35 persons including those listed above except for Messrs. Rice and Mills, is 17,500,156 shares representing 2.66% of the outstanding shares, of which 338,295 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 2,902,809 shares are unissued but are subject to stock options exercisable within 60 days and 38,000 shares are subject to pledge.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

(2) is not employed by one of our professional services providers;

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

(6) is not personally receiving compensation from us in any capacity other than as a director; and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director and director nominee to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that ten of its eleven current members, Dr. Buckley, Messrs. Boeckmann, Crews, Dufour, Felsinger, Maciel, Moore, O’Neill, and Westbrook, and Ms. Carter, are independent and that Mr. Shih, a director nominee is also independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us.

In determining that Mr. Boeckmann is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Boeckmann is a director, sold approximately $2.0 million of utility service to our company, on an arms-length basis during the fiscal year ended June 30, 2012. The board determined that Mr. Boeckmann does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Boeckmann’s independence.

In determining that Dr. Buckley is independent, the board considered that, in the ordinary course of business, 3M Company, of which Dr. Buckley was Chairman, President and Chief Executive Officer during a portion of the fiscal year ended June 30, 2012, purchased approximately $321,000 of certain commodity products from our company, and sold approximately $273,000 of supplies to our company, on an arms-length basis during the fiscal year ended June 30, 2012. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of 3M Company’s consolidated gross revenues, that Dr. Buckley does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Dr. Buckley’s independence.

In determining that Ms. Carter is independent, the board considered that, during all or a portion of the fiscal year ended June 30, 2012, Ms. Carter’s brother was employed by our company in a non-executive officer capacity as a compliance auditor at total compensation less than $120,000. The board determined that Ms. Carter does not have a direct or indirect material interest in such employment relationship and that such employment relationship does not otherwise impair Ms. Carter’s independence. Also in determining that Ms. Carter is independent, the board considered that, during the fiscal year ended June 30, 2012, the company purchased from Westar Energy Inc. approximately $3.0 million of utility services in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not otherwise impair Ms. Carter’s independence.

In determining that Mr. Crews is independent, the board considered that, in the ordinary course of business, Rock-Tenn Company, of which Mr. Crews is a director, purchased approximately $46.0 million of certain commodity products from our company and sold approximately $3.1 million of certain supplies to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased approximately $37.4 million of certain commodity products from our company, all on an arms-length basis during the fiscal year ended June 30, 2012. The board determined that Mr. Crews does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President and a director, sold approximately $2.3 million of certain supplies and commodity products to our company on an arms-length basis during the fiscal year ended June 30, 2012. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Dufour’s independence.

In determining that Mr. Felsinger is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Felsinger is Executive Chairman, sold approximately $2.0 million of utility service to our company, on an arms-length basis during the fiscal year ended June 30, 2012. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Sempra Energy’s consolidated gross revenues, that Mr. Felsinger does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Felsinger’s independence.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Ralcorp Holdings, Inc., of which Mr. Moore is a director, purchased approximately $100.1 million worth of certain commodity products from our company, on an arms-length basis during such fiscal year. The board determined that Mr. Moore does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Moore’s independence.

In determining that Mr. Westbrook is independent, the board considered that, in the ordinary course of business, Stifel Financial Corp., of which Mr. Westbrook is a director, provided certain brokerage services with a value of approximately $60,000 to our company and that BJC Healthcare, of which Mr. Westbrook is a director, provided certain medical services in the amount of approximately $16,000 to our company, all on an arms-length basis during the fiscal year ended June 30, 2012. The board determined that Mr. Westbrook does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Westbrook’s independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set-out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.adm.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in executive session five times during fiscal 2012.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, our board of directors held seven meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during the last fiscal year. We expect all director nominees to attend the annual stockholders’ meeting. All director nominees standing for election at our last annual stockholders’ meeting held on November 3, 2011 attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. O’Neill, Chairman, Mr. Crews, Mr. Dufour, Mr. Maciel and Mr. Moore. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit;

(2) financial statements;

(3) the scope of audit procedures;

(4) the performance of our independent auditors and internal auditors;

(5) the auditors’ evaluation of internal controls;

(6) matters of legal and regulatory compliance;

(7) the performance of our company’s compliance function; and

(8) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook, Chairman, Mr. Boeckmann, Dr. Buckley, Ms. Carter, and Mr. Felsinger. The Compensation/Succession Committee met five times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management;

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

(3) approves all compensation elements with respect to our executive officers and all employees with a base salary of $500,000 or more;

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(5) establishes and reviews a compensation policy for non-employee directors;

(6) reviews and monitors our succession plans;

(7) approves awards to employees pursuant to our incentive compensation plans; and

(8) approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the Compensation/Succession Committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specify the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis”.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Maciel, Chairman, and Mr. Boeckmann, Mr. Felsinger, and Mr. Westbrook. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

(2) recommends individuals to the board for nomination as members of the board and board committees;

(3) develops and recommends to the board a set of corporate governance principles applicable to the company; and

(4) leads the evaluation of the directors, the board and board committees.

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder provided the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such as our next annual meeting which we expect to hold in the spring of 2013, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairman, Ms. Carter, Lead Director, and Mr. Moore. The Executive Committee met five times during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our internet site, www.adm.com, and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

The purpose of the Compensation Discussion and Analysis is to explain the process the Compensation/Succession Committee uses to determine compensation and benefits for our named executive officers (“NEOs”).

The NEOs with respect to fiscal year 2012 (“FY12”) are:

• P. A. Woertz	Chairman, Chief Executive Officer and President (“CEO”)

• J. R. Luciano	Executive Vice President and Chief Operating Officer (“COO”)

• R. G. Young	Senior Vice President and Chief Financial Officer (“CFO”)

• D. J. Smith	Executive Vice President, Secretary and General Counsel (“General Counsel”)

• J. D. Rice	Vice Chairman (retired on June 30, 2012)

• S. R. Mills	Senior Executive Vice President, Performance and Growth (retired on February 7, 2012)

Executive Summary

Objectives

The objectives of our executive compensation program are to:

•	Attract and retain a strong executive team and motivate them to develop leadership and successors;

•	Align the interests of the NEOs with those of our stockholders;

•	Encourage a culture of pay-for-performance by setting challenging objectives and linking compensation to the attainment of those objectives;

•	Encourage and reward current business results through cash salaries and performance-based annual cash incentives;

•	Reward sustained performance by granting equity and maintaining ownership guidelines; and

•	In total, provide competitive total compensation opportunities.

FY12 Operating and Financial Performance

In FY12, the volatile external market caused negative margin structures in some of our businesses, including U.S. ethanol, and a reduced global crop supply lowered volumes and presented significant challenges to earnings. At the same time, we took actions to better align the company’s portfolio and organizational structure to these new circumstances and enhance future earnings power. These actions resulted in some significant asset impairment and workforce reduction charges, which also reduced earnings. Against these challenges and actions, we did not achieve all of our performance goals, including those for adjusted earnings per share (“Adjusted EPS”) and adjusted return on invested capital (“Adjusted ROIC”) (see Annex A — “Definition and Reconciliation of Non-GAAP Measures”).

With this as a backdrop, we took additional actions to improve our ability to generate returns and create higher levels of stockholder value, including (i) our first-ever workforce reduction, which is projected to save $150 million annually; (ii) reorganization of our businesses to improve efficiencies and better leverage synergies; (iii) reduction in hierarchy and widened spans of control for our leadership to enhance effectiveness and accountability; (iv) decrease in corporate costs; (v) reviews of multiple investment and transaction alternatives to identify further means of creating stockholder value and (vi) share buybacks that returned $527 million to stockholders.

FY12 NEO Earned Incentive Compensation

Financial performance was below compensation plan threshold for Adjusted EPS and Adjusted ROIC goals in the annual cash incentive plan. This performance, combined with mixed results in other incentive metrics under the plan, led to a significantly reduced cash bonus award of 32.74% of target (compared to 120.63% of target in FY11), with no discretionary adjustment applied to the quantitative scoring within the plan. These outcomes were approved by the Compensation/Succession Committee. Long-term incentive (“LTI”) awards were granted at a base level, reflecting our three-year relative total shareholder return (TSR) at below the median of the S&P 100 Industrials.

As a result, the total cash incentive compensation for FY12 decreased by 74.2% from FY11 for our CEO, and decreased an average of 73.5% for our COO, CFO, Vice Chairman and General Counsel.

The first two charts below summarize our FY12 and FY11 performance against our primary annual and long-term incentive metrics, Adjusted EPS and relative TSR, respectively. Two additional charts comparing FY12 actual incentive cash compensation for NEOs to their FY11 incentive cash compensation follow these charts.

*      In FY11, Mr. Luciano’s Cash Incentive was prorated 50% to reflect his partial year of service. For this chart, his Annual FY11 Cash Incentive was annualized.

**    Mr. Mills, Sr. EVP, did not participate in our standard executive compensation programs for the full FY12 and is therefore excluded from the above chart.

The chart below further demonstrates the strong relationship between our performance in FY12 and the resulting compensation provided to our NEOs.

CEO Realizable Pay

To further illustrate the alignment of our compensation program with business performance, with an emphasis on stockholder value creation, we considered the relationship between pay opportunity and realizable pay. While most of the required compensation disclosures represent the awards that may be earned, realizable pay considers actual earnings based on performance. For this purpose, realizable pay means the sum of salary, actual cash bonus paid for each fiscal year, the current “in the money” value of stock options granted in the year and the current market value of restricted stock granted in the year. For each year below, the equity awards granted in each fiscal year are presented at their current realizable value, which is based on the fiscal year end 2012 closing price.

The following graph shows the realizable pay of Ms. Woertz, our CEO, for each of the fiscal years ending June 30, 2008, 2009, 2010, 2011 and 2012, and the correlation with the indexed TSR of our common stock on these dates. As the chart indicates:

•	Ms. Woertz’s awarded total direct compensation has declined during the past three years, based on our company performance, including our TSR with respect to relevant comparisons.

•

Ms. Woertz’s realizable pay is only a portion of the granted award value. Because the largest portion of her compensation opportunity is provided in the form of equity, of which 50% has been in the form of stock options that have zero value if share price does not increase, Ms. Woertz’s compensation has been directly aligned with the interests of our stockholders and stockholder value.

CEO Realizable Pay Is Aligned With Stock Price

Program Design

Our executive compensation program is built on a structure that balances short and long term performance:

•	Salaries generally target the median of companies of similar scope, complexity and business environment;

•	Our annual cash incentive program is based on key measures of financial and operating performance; and

•

The size of our long-term incentive program awards is based on our ability to drive stockholder value over a three-year period. The awards are generally granted in an equal mix of stock options and restricted stock to continue the alignment of the interests of our NEOs and stockholders.

We pay an annual cash incentive only if our company’s overall performance warrants. Our annual cash incentive program emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and utilizes multiple measures of performance to create the appropriate balance. Our goal setting process utilizes a detailed framework that incorporates our business plan, industry expectations and stockholder value creation. Individual performance and the Compensation/Succession Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect our operating environment and individual executive contributions.

Our LTI program is designed to reward sustained performance based on a review of three years of performance. The Compensation/Succession Committee conducts a thorough assessment of multi-year performance incorporating perspective on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones, when determining the portion of an executive’s target award that should be granted, but focuses largely on our TSR performance compared to the S&P 100 Industrials. For FY12, the Compensation/Succession Committee, based on its assessment of the prior three years of performance, determined the LTI awards would be made at the base award level.

Best Practice Executive Compensation Program Changes

We regularly seek to identify and implement ways to enhance the alignment between our NEOs and stockholders. Recent changes and improvements include the following:

•	Our CEO, COO and CFO all voluntarily eliminated the company car benefit we had been providing them;

•

Beginning with awards granted in August 2012, the Compensation/Succession Committee expanded our clawback policy to include all cash incentives awarded to all NEOs and members of our Executive Committee, in addition to our existing clawback policy for equity awards for the entire company; and

•

The Compensation/Succession Committee included a non-compete provision in all equity awards granted in August 2012 and beyond that provides that any unvested awards to retirees will no longer continue to vest if the retiree works for a competitor.

Ongoing Best Practices

We annually review all elements of NEO pay and, where appropriate for our business objectives and our stockholders, have made changes to incorporate and maintain current best practices. As a result, we have:

•	A clawback policy covering all cash and equity incentives of NEOs and Executive Committee members;

•	A clawback provision in agreements for long-term incentives that provides for the forfeiture or recovery of prior awards for a broad range of reasons for all employees;

•	A Compensation/Succession Committee comprised solely of independent directors;

•	A regular review of stockholder advisory groups’ guidelines and policies, including regular dialogue with these groups, to ensure executive pay programs appropriately consider stockholder interests;

•	An annual, independent review of our compensation programs by an outside consultant to assess risk;

•	A consistent, company-wide rewards strategy that utilizes the same company-wide performance metrics for all employees;

•	Stock ownership guidelines for NEOs and additional senior leaders;

•	An active, detailed role for the Compensation/Succession Committee in determining equity award grant structure and value;

•	An independent compensation consultant retained by, and which reports to, the Compensation/Succession Committee and has no other business with the company;

•

A Compensation/Succession Committee that took the favorable advisory vote of stockholders into consideration in making compensation decisions, therefore continuing to align compensation with company performance as it has in the past;

•	Regular briefings from the compensation consultant regarding key trends;

•	Annual reviews of our comparator groups;

•	An annual review of CEO performance;

•	An annual review of NEO performance;

•	No individual employment agreements for NEOs, with the exception of our CEO;

•	Non-compete provisions for retirees to be eligible to receive future equity award vesting;

•	No change-in-control tax gross-ups, with the exception of that provided in the original employment agreement with our CEO;

•	No dividends paid on unvested performance-based awards;

•

Limited perquisites—no clubs, financial planning or tax reimbursements for perquisites, except for relocation expenses as applies to all employees. For FY12, we eliminated most of our perquisites, with the exception of an executive physical, automobile and limited personal use of company aircraft as approved by our CEO, although our CEO will continue to be required to utilize the company aircraft for travel, in addition to a home security system for personal security;

•	Eliminated for our CEO, COO and CFO, at their request, their automobile benefit; and

•	A policy that prohibits executives and directors from hedging of the Company’s securities.

The remainder of this Compensation Discussion and Analysis offers a more detailed explanation of our NEO pay.

What Elements of Executive Compensation Does the Company Provide?

Element		Purpose		Characteristics

•	Base Salary	•	Fixed pay to recognize an individual’s role and responsibilities	•	Reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity

•	Annual Cash Incentive	•	Paid upon achievement of pre-defined, challenging operational and financial goals	•	Performance-based award opportunity that varies based on achievements

•	Long-Term Incentive	•	Create current and future alignment with stockholders	•	Mix of stock options and restricted shares
				•	Award level based on prior 3 years’ performance, largely based on our TSR compared to the S&P 100 Industrials and other relevant benchmarks in any given year

•	Benefits	•	Provide for basic health, welfare and income security needs Supplemental retirement benefits provided to employees whose benefits under broad-based retirement plan are limited under applicable tax law	•	NEOs participate in the broad-based health and welfare plans available to all employees. In addition, they are eligible to participate in the Supplemental Retirement Plan and the Deferred Compensation Plan (these plans are described on pages 47-49). NEOs are also eligible for limited perquisites as described above.

How are the Elements Used to Deliver Total Pay?

For our NEOs who participated in our standard executive compensation programs for the full FY12*, on average, 77% of the NEOs’ total direct compensation (salary, annual cash incentive and long-term incentive) was delivered in variable pay, through the annual cash incentive and long-term incentive programs. On average, 70% of the total direct compensation was delivered in the form of equity awards. Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.

*	Mr. Rice, Vice Chairman, and Mr. Mills, Sr. EVP, did not participate in our standard executive compensation programs for the full FY12 and are therefore excluded from the above charts.

Oversight of Executive Compensation

What Is The Role Of The Compensation/Succession Committee?

The Compensation/Succession Committee is composed solely of independent directors and is responsible to the board of directors and our stockholders for establishing our compensation philosophy and establishing and administering our compensation policies and programs consistent with this philosophy. The Compensation/Succession Committee’s responsibilities are set forth in the Compensation/Succession Committee’s charter, which is available on the investor relations section of our website. Additional information regarding the Compensation/Succession Committee’s authority to determine compensation can be found herein under the caption “Compensation/Succession Committee.”

What Is The Role Of The Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The non-management directors establish and approve all performance criteria for evaluating the CEO and annually evaluate the performance of the CEO based on these criteria. The non-management directors also ratify the CEO’s compensation. When asked by the Compensation/Succession Committee, the board can also provide input and ratification on any additional compensation-related issues. The board also conducts an annual review of the company’s performance.

What Is The Role Of The Compensation/Succession Committee Consultant?

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides the Compensation/Succession Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Compensation/Succession Committee’s responsibilities under its charter. Each Compensation/Succession Committee meeting includes an executive session where the Compensation/Succession Committee meets exclusively with the independent consultant; company management is not included in these meetings. Outside of these meetings, the independent consultant interacts with our management team solely on behalf of the Compensation/Succession Committee to assist the Compensation/Succession Committee in fulfilling its duties and responsibilities. The Compensation/Succession Committee will only retain consultants that it believes will provide independent advice.

What Are The Roles Of Executives?

To assist the Compensation/Succession Committee in determining compensation for the other NEOs, our CEO participates in discussions with the Compensation/Succession Committee regarding the officers’ performance and compensation. She provides the Compensation/Succession Committee with her assessment of the NEOs’ performance, both as individuals and with respect to the functions or business units they oversee. She also recommends to the Compensation/Succession Committee, but does not determine or vote on, the specific amount of compensation that should be paid to the other NEOs.

Our Senior Vice President of Human Resources administers all employee compensation and benefits programs, with oversight and supervision by the Compensation/Succession Committee. He prepares the majority of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the Compensation/Succession Committee with their decisions, such as summaries of competitive market practices, summaries of our succession planning actions, and reports regarding our company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance. He ensures that the Compensation/Succession Committee is provided a rigorous assessment of year-to-date performance at each Compensation/Succession Committee meeting. At the direction of the Chairman, our Senior Vice President of Human Resources involves other members of management in portions of the Compensation/Succession Committee meetings to participate in discussions related to company and individual performance and our compensation and benefit programs. Our executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Compensation/Succession Committee.

What are the Objectives of our Executive Compensation Program?

1.

Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. In FY12, on average for our NEOs participating in our standard executive compensation programs for the full year, 70% of total direct compensation provided to NEOs was awarded in the form of equity. These awards were determined primarily based on our three-year TSR, compared to the S&P 100 Industrials. Restricted stock awards typically vest three years from the date of grant and stock options typically vest over five years. We also include a clawback provision in agreements for long-term incentive awards that not only enables us to recover awards if the recipient engages in prohibited conduct, but also makes awards subject to any clawback policy involving the restatement of our earnings.

2.	Enable Us to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. Our compensation program for NEOs delivers salary, annual cash incentive and long-term incentive generally targeted at the median of the market. The Compensation/Succession Committee used input from management and from its independent compensation consultant to select comparator groups of companies. The use of multiple comparator groups allows the Compensation/Succession Committee to understand compensation levels for talent across a broad marketplace. We utilize three comparator groups ranging from a broad general industry group based on revenue scope to a custom industry group. When selecting these groups, we considered industry, business complexity and size. We believe that these comparator groups reflect companies with which our company competes for executive talent and have similar pay models. In addition to the market data points gathered through this analysis, the Compensation/Succession Committee considers individual and corporate performance, roles and responsibilities, growth potential and other qualitative factors when establishing executive pay levels.

Each year, management and the Compensation/Succession Committee evaluate the comparator groups to ensure each group remains applicable. Any changes are carefully assessed in an effort to maintain continuity from year to year. No changes in the identity of the comparator groups were made for FY12. The comparator groups are:

•	Nonfinancial companies participating in the Towers Watson Executive Compensation Database with revenue of $20 billion or greater

•	S&P 100 Industrials

•

Custom industry comparator group, consisting of the following 19 companies: Altria Group Inc., Bunge Ltd., Caterpillar Inc., ConAgra Foods, Inc., Deere & Co., Dow Chemical, DuPont (E.I.) De Nemours, General Mills, Hess Corp, Hillshire Brands Company, International Paper Company, Kraft Foods Inc., Marathon Oil Corp., PepsiCo, Sunoco Inc., Tesoro Corp, Tyson Foods Inc., Valero Energy Corp, Weyerhaeuser.

We do not use these comparator groups to assess company performance. Company performance is assessed using five benchmarks as described on page 25. In seeking to provide a competitive target total direct compensation package, the Compensation/Succession Committee reviews comparator group compensation data, both with respect to total direct compensation and compensation elements, as a general reference to make compensation decisions, but does not establish specific compensation parameters based on such data. In this regard, the Compensation/Succession Committee considers target total direct compensation to be competitive if it is within a range of 80-130% of total direct compensation of the market 50th percentile for comparable positions and responsibilities among comparator groups described above. While positioning to the comparator market data is considered, other factors ultimately determine how a named executive officer is paid, including individual responsibilities, an executive’s experience and tenure, individual performance, and business objectives.

3.

NEO Compensation Should Reflect Our Results. Our executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Compensation/Succession Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including a subjective evaluation of each NEO’s overall performance and tenure. The CEO provides the Compensation/Succession Committee with a recommendation of annual base salary adjustments, individual and group performance factors and short and long-term incentive award target levels for all officers, other than the CEO. The Compensation/Succession Committee takes the CEO’s recommendations, along with information provided by the compensation consultant and management into consideration when making annual base salary adjustments, individual and group performance factor adjustments and any adjustments to annual cash incentive award opportunity levels. The annual cash incentive plan for FY12 targeted awards at 58.8% to 150% of each NEO’s base salary, but actual awards may range from zero to 236.4% of the target level depending on performance against the specific goals. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Compensation/Succession Committee are attained. Equity compensation is also assessed in a similar manner and is designed to reward measurable results.

Elements of Compensation

Base Salary

How Are Base Salaries Determined?

Base salaries are established based on an NEO’s position, skills, performance, experience, tenure and responsibilities. Competitiveness of base salary levels are assessed annually relative to salaries within the marketplace for similar executive positions. Increases may be considered for various factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels. The Company’s historical emphasis on base salaries and its more recent emphasis on increasing the proportion of variable compensation elements have led the Compensation/Succession Committee to hold base salaries steady over the past four fiscal years for the CEO and NEOs, except with respect to certain promotions and role changes.

What Were The Base Salary Increases For Named Executives?

Base salary levels for the NEOs have not changed during the past four fiscal years, except for Mr. Rice, who received an increase upon his promotion to Vice Chairman during FY11. For FY12, the Compensation/Succession Committee determined to increase base salaries for the COO (5%) and CFO (3.3%) in an effort to provide competitive compensation opportunity and recognize individual performance and growth in their roles.

Annual Cash Incentives

How Do We Calculate Annual Cash Incentives?

Annual cash incentives are determined by the degree to which company-wide business objectives are achieved and the Compensation/Succession Committee’s independent assessment of our company’s performance. This outcome may then be adjusted within a range of -20% to +20% based on the Compensation/Succession Committee’s assessment of individual and group performance. The formula used to calculate an annual cash incentive payout can be expressed as follows:

Target annual cash incentive	X	Company performance factor based on: • Performance versus Company-wide performance objectives • Committee’s Discretion	X	Individual and group performance factor • 80% to 120% adjustment	=	Final annual cash incentive payout

How Is The Company Performance Factor Determined?

At the beginning of FY12, the Compensation/Succession Committee approved the following company-wide business performance metrics: (1) Adjusted EPS, (2) Adjusted ROIC, (3) Productivity, (4) Safety, and (5) Recognition of The ADM Way.

Each performance metric has a weighting in the final company performance factor, with a 30% weighting reserved for the Compensation/Succession Committee’s discretion.

In setting the objectives for FY12, the Compensation/Succession Committee continued to use a framework based on our company’s business plan, industry perspective, historical earnings, earnings variability, stockholders’ expectations, analysts’ estimates, and our company’s cost of capital. Our company focuses on company-wide performance objectives to encourage the executives to focus on overall company success, which ultimately drives stockholder value. Each objective is described in greater detail below:

Objective	Rationale	Weighting	FY12 Minimum to Maximum Objective	Range of Possible Payout as % of Target
Adjusted Earnings per share (Adjusted EPS)(1)	Key metric for analysts and stockholders	35.0%	$2.42 — $4.19	0% — 200%

Adjusted Return on Invested Capital (Adjusted ROIC)(2)	Measures the efficient use of capital to support a focus on operating effectiveness, encourages margin enhancement, and cost control	15.0%	5.8% — 9.8%	0% — 200%
Operating Costs(3)	Strategic imperative	3.0%	0% Change to 1.5% Reduction from FY11	0% — 200%

Energy Efficiency(4)	Strategic imperative	1.25%	1% Improvement to 3% Improvement from FY11	0% — 200%
Corporate Costs(5)	Competitive positioning	0.75%	1.2% Increase to 3.6% Improvement from FY11	0% — 200%
Cost Management	Competitive positioning	2.0%	0% or 100%	0% or 100%
Employee Safety — Recordable Incidents(6)	Safety culture	2.5%	5% — 25% Reduction from FY11	0% — 200%
Employee Safety — Lost Work Days(7)	Safety culture	2.5%	5% — 25% Reduction from FY11	0% — 200%
Contractor Safety — Recordable Incidents(8)	Safety culture	1.0%	10% — 35% Reduction from FY11	0% — 200%
Contractor Safety — Lost Work Days(9)	Safety culture	1.0%	25% — 55% Reduction from FY11	0% — 200%
Safety —Total Process(10)	Safety culture	2.0%	94.9% — 96.9% of critical safety equipment inspected/ tested/calibrated	0% — 200%
Safety —Behavioral(11)	Employee engagement	1.0%	25 — 34 engagements	0% — 200%

Objective	Rationale	Weighting	FY12 Minimum to Maximum Objective	Range of Possible Payout as % of Target
The ADM Way(12)	The manner in which we achieve our results is important. We monitor behaviors and values.	3.0%	0% or 100%	0% or 100%
Committee Discretion(13)	Enables Committee to use informed judgment.	30.0%	Informed Judgment	0% — 200%

(1)	Adjusted EPS is defined and reconciled to the most comparable GAAP financial measure in Annex A.
(2)	Adjusted ROIC is defined and reconciled to the most comparable GAAP financial measure in Annex A. The Compensation/Succession Committee retains the discretion to exclude the impact (positive or negative) of extraordinary events from the calculation of Adjusted EPS or Adjusted ROIC if the Compensation/Succession Committee determines that the events were beyond management’s control and if the exclusion is appropriate to align annual cash incentives with performance. For FY12, the Compensation/Succession Committee elected not to make any adjustments to the Adjusted ROIC calculation to exclude extraordinary events, although they have the discretion to do so.
(3)	Allocated across FY12 segments using the following weightings: Corn –35%, Oilseeds –35%, Agricultural Services –20%, Cocoa & Milling – 10%.
(4)	Allocated across FY12 segments using the following metrics and weightings; Corn BTU/Bushel –65%, Oilseeds KWH/MT –35%.
(5)	Measures costs driven exclusively by corporate-level activities and centralized departments that serve all operations and excludes one-time expenses associated with workforce reductions.
(6)	Measures the number of safety-related incidents incurred by colleagues.
(7)	Measures the lost work days for colleagues.
(8)	Measures the number of safety-related incidents incurred by contractors.
(9)	Measures the lost work days for contractors.
(10)	Measures the percentage of critical safety equipment and controls inspected/tested/calibrated per established frequency.
(11)	Measures the number of completed Value-Based Safety (VBS®) engagements.
(12)	Recognizes the importance of The ADM Way. In FY12, a defined set of leaders, including the NEOs, were asked to focus on the ADM Way, our company’s Code of Conduct. This process included quarterly discussions and/or activities on topics related to the ADM Way and completing the annual Code of Conduct Overview training program.
(13)	Allows the Compensation/Succession Committee to ensure that the annual cash incentive appropriately reflects our company’s performance and management’s efforts in achieving that performance.

The Company Performance Factor for FY12 was 32.74% as shown in the following table:

Objective	FY12 Actual Performance		FY12 Actual Performance as % of Target		Weighted Amount of Total Payout*
Adjusted EPS	$1.83		0.0%		0.0%
Adjusted ROIC	5.26%		0.0%		0.0%
Operating Costs	Decrease from last year		0.0%		0.0%
Energy Efficiency	4.0% Reduction		200.0%		2.5%
Corporate Costs	Increase from last year		200.0%		1.5%
Cost Management	100.0%		100.0%		2.0%
Safety	Colleagues Recordable Incidents Lost Work Day Rate OCIP Contractors Recordable Incidents Lost Work Day Rate Total Process Safety Behavioral Safety	17% Reduction 25% Reduction 28% Reduction 33% Reduction 97.88% 37 VBS Engagements	29.2 50.0 20.0 9.6 40.0 20.0	% % % % % %	2.92 5.0 0.0 0.0 4.0 2.0	% % %(1) %(1) % %
The ADM Way(2)	100.0%		100.0%		3.00%
Committee Discretion(3)					9.82%
Totals
FY12 Company Performance Factor					32.74%

*	Weighting percentage multiplied by FY12 Actual Performance as % of Target.
(1)	Contractor Safety – although Contractor Safety showed improvement overall, the results were excluded from the payout calculation due to two Contractor fatalities and one third party fatality during FY12.
(2)	ADM Way – The Compensation/Succession Committee determined that this objective was successfully met and that the leadership team demonstrated an effort towards enhancing awareness of the ADM Way. This metric produces an “all or nothing” measure.
(3)	Committee Discretion – For FY12, the Compensation/Succession Committee reviewed company performance against the fixed metric operational and financial objectives, determined that such performance properly reflected the performance of the company and thus applied the same 32.74% factor to the discretionary component of the annual cash incentive plan.

How Are Individual and Business Group Performance Factors Determined?

For FY12, the Compensation/Succession Committee awarded an individual performance score of 100% to each of the executive officers, recognizing their collective efforts as a management team in achieving significant financial results for the current year and planning for future strategic initiatives to grow stockholder value. This performance score reflects a subjective assessment of each individual’s contributions to these endeavors.

What Is The Resulting Annual Cash Incentive For Each NEO?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business and individual objectives. At the start of each fiscal year, the Compensation/Succession Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company, individual and group performance, annual cash incentive payouts can range between 0% and 236.4% of the target annual cash incentive. Based on the determination of the company, individual and business group performance factors as described above, each NEO received an annual cash incentive for FY12 equal to 32.74% of his or her target annual cash incentive, except Mr. Mills for whom the Compensation/Succession Committee elected to provide a discretionary award to recognize his contributions in transitioning his role.

Executive	Target Cash Opportunity (% of Salary)	Minimum Cash Opportunity ($)	Target Cash Opportunity ($)	Maximum Cash Opportunity ($)	Actual FY12 Cash Award ($)
P.A. Woertz	150.0%	$0	$1,950,000	$4,563,000	$638,469
J.R. Luciano	100.0%	$0	$900,000	$2,106,000	$294,678
R.G. Young	66.7%	$0	$500,000	$1,170,000	$163,710
D.J. Smith	58.8%	$0	$530,000	$1,240,200	$173,533
J.D. Rice(1)	94.7%	$0	$900,000	$2,128,800	$294,670
S.R. Mills	66.7%	$0	$500,000	$1,170,000	$235,000	(2)

(1)	Mr. Rice’s cash incentive opportunity is comprised of two distinct components. Mr. Rice has the ability to earn a standard executive award (targeted at $520,000) and an award (targeted at $380,000) for performance against specific and strategic individual goals for which Mr. Rice is personally responsible. His total cash incentive of $294,670 reflects his award under the standard and special individual award opportunities. This payment reflects the corporate performance factor of 32.74%, which is applied to both components of his annual cash incentive, a target award under his individual goals, and the individual performance factor of 100.0%.
(2)	Mr. Mills received a discretionary award to recognize his contributions in transitioning his role.

Equity-Based Long-Term Incentives

Our long-term incentive program (the “LTI Program”) aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under our LTI Program.

In terms of grant size and grant form, our LTI awards are determined based upon the Compensation/Succession Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in early FY12 (August 2011) reflected the Compensation/Succession Committee’s assessment of FY09-FY11 performance. This concept of making grants based on the assessment of prior performance is similar in approach to our annual cash incentive plan (i.e., cash incentive awards paid in early FY13 are based upon performance achieved in FY12). As such, our equity-based long-term incentive grants are performance based. The Compensation/Succession Committee’s assessment of performance considers multiple performance factors as well as economic conditions, and is not strictly formulaic. Our equity grants reflect a historical 3-year performance comparison. These August 2011 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table because the SEC requires companies to report LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years.

FY12 was the last year in the three-year performance period for the aggregate performance share units awarded to Ms. Woertz, Mr. Smith, Mr. Rice and Mr. Mills in 2009. Because the performance goals related to TSR were not achieved, the Compensation/Succession Committee determined these awards to be forfeited.

How Did We Determine LTI Awards Granted In August 2011?

At the start of fiscal year 2011, target and maximum LTI grant values were determined for each NEO. Target awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual cash incentives. In order to receive any LTI grants, however, net earnings (for the most recently completed fiscal year, measured in accordance with U.S. GAAP) must exceed the sum of the dividend payments and after-tax interest expenses for that fiscal year. The following table summarizes the target and maximum LTI award grant values for our NEOs for awards granted in August 2011 (i.e. at the beginning of

FY12). Actual awards were made at the target level for all NEOs receiving awards as reflected on the Summary Compensation Table and Grants of Plan-Based Awards Table in this Proxy Statement for FY12.

Executive	Minimum Award	Target Award	Maximum Award
P. A. Woertz	$0	$7,550,000	$14,750,000
J.R. Luciano	$0	$3,500,000	$5,300,000
R.G. Young	$0	$1,450,000	$3,250,000
D.J. Smith	$0	$1,500,000	$3,300,000
J. D. Rice	$0	$2,250,000	$4,050,000
S. R. Mills	$0	$1,350,000	$3,150,000

The LTI Program allows executives an opportunity to earn long-term incentive grants that reward differing levels of performance and, if earned at maximum performance, could result in top quartile pay of total direct compensation. The Compensation/Succession Committee utilizes its discretion and informed judgment to assess the prior three years of absolute and relative performance in determining if any awards should be provided above or below the target award level. A formulaic approach was not utilized due to the challenges of setting business objectives and aligning compensation with performance in an industry where results are highly-impacted by external factors, such as weather, crop disease, government programs, and other factors beyond management’s control. As a result, the Compensation/Succession Committee has determined that a rigorous review of a wide range of absolute and relative performance measures is appropriate to make an informed decision. For FY12 awards made in August 2011, the Compensation/Succession Committee used its discretion and informed judgment in deciding to grant a base award to each NEO then employed by the Company.

The Compensation/Succession Committee retains the discretion to make equity grants in any form or percentage mix it deems appropriate. Generally, the Compensation/Succession Committee has provided equity grants that are delivered 50% in stock options and 50% in restricted shares, based on the fair market value on the date of grant, which was the mix used for the August 2011 awards. The grants made in August 2012 were also delivered 50% in stock options and 50% in restricted stock units.

Vesting conditions of our equity awards generally are as follows:

•

Stock options are granted at an exercise price equal to fair market value in accordance with the 2009 Incentive Compensation Plan. The options typically vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	Restricted shares and restricted stock units typically vest three years after the date of grant.

•

Equity awards granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement (age 55 or greater with 10 or more years of service). The Compensation/Succession Committee believes that these provisions are appropriate to assure NEOs stay focused on the long-term success of the company during a sale of the company or amidst certain personal circumstances. These provisions also increase the value of the awards to the NEOs that, in turn, enhances retention. For grants with respect to FY12 and beyond, a non-compete provision was added allowing the ability to cancel any unvested awards to retirees in the event they work for a competitor.

How Did We Determine LTI Awards Granted In August 2012?

For the awards granted in August 2012, we reduced the maximum LTI opportunity for all executives and eliminated “target” award levels. We made this change to: clarify the emphasis on three-year TSR as the key determinant of grant sizes, acknowledge that the performance against TSR would likely never require the existing maximum opportunity levels, and reduce the overall impact that discretion may have on equity award values.

At the start of FY12, base, challenge and premium LTI grant values were established for each NEO. Under this structure, competitive grants are only provided if our TSR is at or above median of the applicable market comparisons reviewed by the Compensation/Succession Committee. The Compensation/Succession Committee may provide “base” awards to maintain the appropriate alignment between management and stockholders through the opportunity to realize future equity value and to provide for necessary retention of our key executive talent.

Challenge awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual target cash incentives. For the August 2012 awards, the Compensation/Succession Committee determined that the NEOs would receive a “base award.” These awards primarily reflect our three-year TSR, compared to the S&P 100 Industrials, but the Compensation/Succession Committee also considers our one-year, three-year and five-year relative TSR compared to the S&P 100 Industrials, our Comparator Group and the peer group identified by Institutional Shareholder Services Inc. in its review of our FY11 executive compensation programs, as well as our challenges in delivering against our operating and financial goals and management’s significant work in FY12 to better position our company for future growth. The Compensation/Succession Committee also considers the awards to provide a strong alignment with stockholders, particularly the portion (50%) granted in stock options which have no value to the executive if stockholder value is not created, and the portion (50%) granted in RSUs to provide for the necessary retention of key talent.

Equity Grants made in August 2012 (reflecting FY10-FY12 performance)

(These grants will be presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in our Proxy Statement for the six-month transition period ending December 31, 2012)

	Award Opportunity Levels
Executive(1)	Minimum Award	Base Award	Challenge Award	Premium Award	August 2012 Award(2)
P. A. Woertz	$0	$7,550,000	$9,000,000	$11,000,000	$7,550,000
J.R. Luciano	$0	$3,500,000	$3,700,000	$4,400,000	$3,500,000
R.G. Young	$0	$2,000,000	$2,200,000	$2,900,000	$2,000,000
D.J. Smith	$0	$1,500,000	$1,700,000	$2,400,000	$1,500,000

(1)	Mr. Mills and Mr. Rice were not eligible to receive an equity grant due to their retirements on February 7, 2012 and June 30, 2012, respectively.
(2)	Defined as the fair value of the total long-term incentive on the grant date.

Does The Company Have A Policy For When Grants Are Made?

The Compensation/Succession Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value (as determined in accordance with the applicable incentive compensation plan) on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of our common stock on the last trading day prior to the date of grant. The Compensation/Succession Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Compensation/Succession Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their status, including promotions.

Benefits

What Retirement Benefits Are Provided?

The company provides the following programs to NEOs to support the attraction, retention and motivation of these employees. With few exceptions, our philosophy is to offer the same benefits to all U.S. salaried employees as is offered to our NEOs.

Retirement Program	Eligibility	Description
401(k) Plan/ Employee Stock Ownership Plan	All salaried employees	Qualified defined contribution plan where employees may defer up to 50% of eligible pay, up to $17,000 for 2012. Employees who are 50 years of age or older can elect make-up contributions of up to $5,500 for 2012. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).

ADM Retirement Plan	All salaried employees	Those with 5 or more years of service as of January 1, 2009, participate in a qualified defined benefit plan where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009 participate in a qualified cash balance pension plan where the benefit is based on an accrual of benefit based on that year’s base compensation.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS law	Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.

Deferred Compensation Plan	Employees with salaries above $175,000	Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

What Other Benefits Are Provided To NEOs?

We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. NEOs have the same benefits package as other employees.

What Perquisites Are Provided To NEOs?

An automobile is provided to NEOs, which they may also use for personal purposes. This is an additional form of income to the executives, as shown in the Summary Compensation Table herein and the executives are individually responsible for any taxes related to this income. However, our CEO, COO and CFO all voluntarily declined this benefit in FY12 and will not receive it in FY13 and beyond. We continue to provide Ms. Woertz and the other NEOs, as approved by our CEO, with personal use of company-owned aircraft. Given the location of our headquarters in Decatur, Illinois, the Compensation/Succession Committee requires that Ms. Woertz have access to the aircraft for personal use for security and efficiency reasons. The NEOs are responsible for any taxes on imputed income related to the provision of this perquisite. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs. For FY12, we eliminated most of our perquisites, with the exception of an executive physical, automobile and limited personal use of company aircraft. Our CEO will continue to be required to utilize a home security system for personal security.

Has the Company Evaluated Its Compensation Programs As They Relate To Risk?

On an ongoing basis, management is assessing potential risks associated with compensation decisions and discussing these with the Compensation/Succession Committee if warranted. To date, we have not identified any incentive compensation programs that encourage inappropriate risk taking. We have established a policy under which we engage an outside consultant every other year to review our programs and independently assess the risk in them.

During FY11, ADM engaged an outside consultant, The Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in our compensation programs. In conducting an independent assessment, Hay reviewed all of our incentive compensation programs and determined there were no compensation programs that encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in August 2011. As such, no program changes were made for FY12.

Employment Agreements, Severance, and Change-in-Control Benefits

What Employment Agreements are in Place?

Only Ms. Woertz, our CEO, has an employment agreement, which was entered into in May 2006 when she joined our company. The employment agreement provides for employment “at will” and does not have a specified contract term. Ms. Woertz’s compensation has been determined, to a significant degree, by the terms of her employment agreement. Prior to approving the employment agreement, the Compensation/Succession Committee considered the advice of a compensation consultant, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace and the greater responsibilities of the President and Chief Executive Officer relative to other Company executives.

Under Ms. Woertz’s employment agreement, she is provided benefits upon termination without cause or resignation for good reason as described herein under the caption “Termination of Employment and

Change-in-Control Arrangements”. If the termination occurs within 2 years of change-in-control, these benefits are increased. In addition, if the payments following a change-in-control termination exceed the IRS statutory limit and result in the imposition of an additional excise tax, she will receive a gross-up payment to cover the excise tax.

Ms. Woertz is also subject to a 2-year non-compete and 2-year non-solicitation provision following termination without cause or resignation for good reason.

What Other Severance Benefits are Provided to NEOs?

The Compensation/Succession Committee retains discretion to provide the remaining NEOs severance benefits upon their termination of employment. To guide this discretion, the Compensation/Succession Committee has adopted a severance program. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Compensation/Succession Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary;

•	extension of healthcare coverage for up to one year following termination;

•	accelerated vesting of any equity grants made after 2004 that are scheduled to vest during the severance period or during the year following the severance period; and

•	cash payment of an amount equal to 50% of the market value of pre-2004 equity grants that are unvested at termination.

In addition, the Compensation/Succession Committee generally requires each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

If a change-in-control occurs with respect to our company, the equity grants held by our executive officers will vest immediately pursuant to the terms of these awards. The Compensation/Succession Committee believes that this accelerated vesting is an appropriate provision to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives which in turn enhances retention.

Are There Any Other Contractual Arrangements with NEOs?

In FY12, as planned and previously reported, three of our senior executives retired or announced plans to retire. As part of these planned retirements and in coordination with our succession planning, we entered into separation agreements with these executives. The agreements governed the terms by which the individuals would cease being employees of ADM.

Mr. Mills

On November 4, 2011, we entered into a Separation Agreement with Mr. Mills. When Mr. Mills made us aware of his intent to retire, we believed it was in our best interests to ensure Mr. Mills: remain focused on ADM’s success through his retirement date, not be able to compete against ADM for a period post-retirement and be prohibited from soliciting ADM employees and business relationships. To recognize these provisions, we provided to Mr. Mills, as defined more fully in the tables below (See Termination of Employment and Change-in-Control Agreements): (i) cash in the amount of $1,800,000, to be paid as a first installment of $450,000 on or about November 15, 2011 and a second installment of $1,350,000 on or about February 15, 2012;

(ii) a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value, as defined in the Separation Agreement, of the underlying securities for all stock options held by Mr. Mills that would not be vested as of February 7, 2012 and would not continue to vest under the terms of the granting document, to be paid on or about February 15, 2012, which is a consistent practice for all eligible retirees; (iii) a transfer, on or about February 7, 2012, of the title of the Company-owned car then used by him; and (iv) extended healthcare coverage until February 28, 2013 on the same terms as would have been available to him had he remained employed by the Company through such date.

Mr. Rice

On April 23, 2012, we entered into a Separation Agreement with Mr. Rice. We arranged for Mr. Rice to remain as an executive officer of the company and provide service, with reduced time commitment, through June 30, 2012, at which time his retirement was fully effective. As part of this phased retirement, Mr. Rice executed two separate releases of claims. In consideration for the two releases, non-competition and non-solicitation covenants and other provisions contained in the Separation Agreement, the Company provided: (i) cash in the amount of $1,900,008, to be paid as a first installment of $950,004 following the expiration of the revocation period provided in the first release and a second installment of $950,004 following the expiration of the revocation period provided in the second release; (ii) a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value, as defined in the Separation Agreement, of the underlying securities for all stock options held by Mr. Rice that would not be vested as of June 30, 2012 and would not continue to vest under the terms of the granting document, to be paid following the expiration of the revocation period provided in the second release, which is a consistent practice for all eligible retirees; (iii) a transfer to Mr. Rice, on or about June 30, 2012, of the title of the Company-owned car then used by him; (iv) extended healthcare coverage until June 30, 2013 on the same terms as would have been available to him had he remained employed by the Company through such date; and (v) the cash incentive payment that would otherwise have been payable to him under the Company’s Performance Incentive Plan for the performance period in effect as of June 30, 2012, calculated based on the Company’s actual performance, payable on or about August 31, 2012.

Mr. David Smith

On May 3, 2012, we entered into a Separation Agreement with Mr. David Smith. The Separation Agreement provides that Mr. Smith’s retirement will be effective December 31, 2012. As part of this phased retirement, Mr. Smith has or is expected to execute two separate releases of claims – one on May 3, 2012 and another within 45 days after his retirement date. In consideration for these releases of claims, non-competition and non-solicitation covenants and other provisions contained in the Separation Agreement, the Company will provide Mr. Smith: (i) cash in the amount of $1,802,800, to be paid as a first installment of $901,400 following the expiration of the revocation period provided in the first release and a second installment of $901,400 following the expiration of the revocation period provided in the second release; (ii) a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value, as defined in the Separation Agreement, of the underlying securities for all stock options held by Mr. Smith that will not be vested as of December 31, 2012 and will not continue to vest under the terms of the granting document, to be paid following the expiration of the revocation period provided in the second release, which is a consistent practice for all eligible retirees; (iii) a transfer, on or about December 31, 2012, of the title of his Company-owned car; (iv) extended healthcare coverage until December 31, 2013 on the same terms as would have been available to him had he remained employed by the Company through such date; and (v) a transfer of certain communication equipment he is currently using. These benefits are subject to customary terms and conditions under the Separation Agreement.

FY12.5 Executive Compensation Program

As previously reported, we are transitioning to a calendar fiscal year. As part of this transition, we have implemented a six-month transition financial and compensation period. Compensation opportunity levels and related performance goals have been established for the six-month period ending December 31, 2012.

Annual Incentive Program

For the six-month transition period ending December 31, 2012, a new annual incentive program has been adopted. The program is a significant shift from our prior program design in that it is a simple profit-sharing design. No awards can be earned if we do not achieve a threshold level of Adjusted EBITDA, which provides for the payment of dividends and after-tax interest expenses. Once the threshold level of Adjusted EBITDA is earned, 1.1% of Adjusted EBITDA above that level will be used to fund the annual incentive pool. This value will then be adjusted based on Adjusted ROIC performance; if our Adjusted ROIC is more than 2% below our weighted average cost of capital, the pool will be reduced by 10%, and if it is more than 2% above our weighted average cost of capital, the pool will be increased by 10%. There is no longer any set discretion in the program. The individual performance factor for NEOs will continue to be 80% to 120%, and will be assessed by the Compensation/Succession Committee incorporating elements such as safety, The ADM Way, and other individual and group factors.

The COO and CFO will have increased award opportunities under the annual incentive program. These increases reflect our desire to provide competitive compensation and to do so in a way that emphasizes performance-based (rather than fixed) pay. Further, with modification of our annual incentive program to be more formulaic and eliminate much of the discretion the Compensation/Succession Committee was previously able to apply in assessing performance and related awards, the potential to earn an award is increasingly aligned with financial performance achievement.

Executive	FY12 Annual Incentive Opportunity			FY12.5 Annual Incentive Opportunity*
	Minimum	Target	Maximum	Minimum	Target	Maximum
J.R. Luciano	$0	$900,000	$2,106,000	$0	$500,000	$1,200,000
R.G. Young	$0	$500,000	$1,170,000	$0	$375,000	$900,000

*	Reflects 50% of Annual Incentive Opportunity

Long-Term Incentive Program

We will continue to utilize the design structure approved for the grants made in August 2012 (tied to TSR over the last three fiscal years) which no longer provides for a “target” award. Rather, we have elected to maintain the structure whereby competitive grants will only be provided if our TSR is at or above median of the applicable market comparisons. The Compensation/Succession Committee may provide “base” awards to maintain the appropriate future alignment between management and stockholders through outstanding equity opportunity and to provide for necessary retention of our key executive talent.

For the six-month transition period ending December 31, 2012, the Compensation/Succession Committee has determined that the CEO, COO, and CFO will receive increased award opportunities under the long-term incentive award program. The Compensation/Succession Committee made these adjustments in recognition of: a) competitive market comparisons that suggest our historical target award opportunities are below market, b) the increased performance orientation and challenge associated with earning incentive awards, and c) the continued significant individual contributions of these officers to our company.

Executive	FY12 Long-Term Incentive Opportunity				FY12.5 Long-Term Incentive Opportunity*
	Minimum	Base	Challenge	Premium	Minimum	Base	Challenge	Premium
P.A. Woertz	$0	$7,550,000	$9,000,000	$11,000,000	$0	$4,000,000	$4,725,000	$5,725,000
J.R. Luciano	$0	$3,500,000	$3,700,000	$4,400,000	$0	$2,050,000	$2,150,000	$2,500,000
R.G. Young	$0	$2,000,000	$2,200,000	$2,900,000	$0	$1,250,000	$1,350,000	$1,700,000
D.J. Smith	$0	$1,500,000	$1,700,000	$2,400,000	N/A	N/A	N/A	N/A
J.D. Rice	$0	$0	$0	$0	N/A	N/A	N/A	N/A

*	Reflects 50% of Annual Long-Term Incentive Opportunity

Additional Executive Compensation Policies

Does The Company Have A Clawback Policy?

We have clawback provisions in our long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects our commitment to protecting stockholder value.

For awards granted in August FY12 and beyond, we have implemented a clawback policy for all cash and equity-based long-term incentive awards. Specifically, this policy provides for the recoupment of any cash or equity incentive awards for a period of three years from the date of award. We will clawback incentive payments made to NEOs and other members of our Executive Committee in the event of a financial restatement or ethical misconduct. As regulatory requirements regarding recoupment of executive compensation continue to evolve, we will review and update our policies to, at the very least, be compliant with all current requirements.

Are There Policies In Place That Restrict Transactions Involving Our Stock?

Pursuant to our company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving our stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of our company’s securities.

Our Insider Trading Policy also provides that all transactions in our company’s securities by our directors, the NEOs and certain other officers and employees must be pre-cleared by our company’s law department.

What Role Does Section 162(m) Of The Internal Revenue Code Have In The Design Of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the CEO and the three other most highly-compensated executive officers, other than the Chief Financial Officer, unless the compensation in excess of $1 million qualifies as “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) the payment of which is not based on the satisfaction of objective performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Compensation/Succession Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of the Company and its stockholders. The Compensation/Succession Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

How Does The Company Address Liabilities Associated With Retirement Programs?

The Compensation/Succession Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. Therefore, the company attempts to hedge the deferred compensation plan liabilities by directing the NEO’s elective deferrals into a separate account and then investing such account in a manner consistent with the hypothetical investments elected by participants. We do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the Company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Compensation/Succession Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chairman
A. L. Boeckmann
G.W. Buckley
M. H. Carter
D. E. Felsinger

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of our company or any of our subsidiaries. There are no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our principal executive officer, principal financial officer, our three other most highly-compensated executive officers who were serving as executive officers on June 30, 2012 and an individual who would have been included among the three most highly compensated executive officers based on total compensation, other than the principal executive officer and principal financial officer, but for the fact that he was no longer serving as an executive officer on June 30, 2012 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
P. A. Woertz	2012	1,300,000	4,011,050	2,921,235	638,469	(5)	476,947	(6)	85,223	(7)	9,432,924
Chairman, CEO and	2011	1,300,000	4,011,432	3,071,547	2,469,902		166,120		60,861		11,079,862
President	2010	1,300,000	3,832,682	2,873,461	2,956,454		415,370		67,683		11,445,650

J. R. Luciano	2012	900,000	1,859,431	1,354,218	294,678	(5)	25,977	(6)	172,481	(8)	4,606,785
Executive Vice	2011	204,808	9,055,361	—	569,978		2,879		229,774		10,062,800
President and COO

R. G. Young	2012	750,000	770,340	561,031	163,710	(5)	23,538	(6)	306,431	(9)	2,575,050
Senior Vice	2011	500,000	796,881	—	542,836		8,811		19,720		1,868,248
President and CFO

D. J. Smith(1)	2012	901,400	796,903	580,380	173,533	(5)	1,165,873	(6)	1,897,365	(10)	5,515,454
Executive Vice	2011	901,400	796,986	610,247	671,306		519,508		24,182		3,523,629
President, Secretary and	2010	901,400	761,468	570,893	803,549		694,258		16,446		3,748,014
General Counsel

J. D. Rice (2)	2012	950,004	1,195,367	870,567	294,670	(5)	1,264,825	(6)	2,059,462	(11)	6,634,895
Vice Chairman	2011	928,469	2,970,934	488,196	1,139,954		335,458		31,052		5,894,063
	2010	885,400	609,169	456,715	788,388		726,401		23,763		3,489,836

S. R. Mills(3)	2012	515,385	717,215	522,341	235,000	(5)	1,053,283	(6)	1,883,442	(12)	4,926,666
Senior Executive	2011	750,000	2,362,468	549,221	633,309		390,062		17,349		4,702,409
Vice President,	2010	750,000	507,651	380,593	758,065		613,896		15,348		3,025,553
Performance and Growth

(1)	Mr. Smith has announced his retirement as an executive officer and employee of the company effective December 31, 2012.
(2)	Mr. Rice retired as an executive officer and employee of the company effective June 30, 2012.
(3)	Mr. Mills retired as an executive officer and employee of the company effective February 7, 2012.
(4)	The amounts shown for stock and option awards represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 for fiscal years 2012, 2011, and 2010, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 12 to our financial statements for the fiscal year ended June 30, 2012, in Note 10 to our financial statements for the fiscal year ended June 30, 2011 and in Note 9 to our financial statements for the fiscal year ended June 30, 2010.
(5)	Represents amounts paid under our annual incentive plan related to fiscal year 2012, paid in September 2012.
(6)	Each amount shown represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date for plan year 2011 (June 30, 2011) to the measurement date for plan year 2012 (June 30, 2012) using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on June 30, 2011 were interest rate of 5.55% for the ADM Retirement Plan for Salaried Employees, interest rate of 5.20% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2018 using Scale AA and the assumptions used to value pension liabilities on June 30, 2012 were interest rate of 4.0% for the ADM Retirement Plan for Salaried Employees, interest rate of 3.75% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2019 using Scale AA.

(7)	Includes the following items for Ms. Woertz:

•	$12,500 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•

perquisites and personal benefits whose aggregate incremental cost to us totaled $72,723, which included $62,448 for personal use of company-owned aircraft, and amounts related to personal use of company-owned automobile, company provided computer equipment and payment of expenses related to home security system and executive healthcare services.

(8)	Includes the following items for Mr. Luciano:

•	$12,902 in company contributions under our 401(k) and Employee Stock Ownership Plan;

•	$17,188 for reimbursement of taxes in connection with the company’s payment of certain relocation expenses, as applies to all employees; and

•

perquisites and personal benefits whose aggregate incremental cost to us totaled $142,391, which included $116,386 for personal use of company-owned aircraft, $25,446 for moving expenses paid on Mr. Luciano’s behalf, and expenses related to personal use of company-owned automobile.

(9)	Includes the following items for Mr. Young:

•	$12,500 in company contributions under our 401(k) and Employee Stock Ownership Plan;

•	$52,137 for reimbursement of taxes in connection with the company’s payment of certain relocation expenses, as applies to all employees; and

•

perquisites and personal benefits whose aggregate incremental cost to us totaled $241,794, which included $234,735 paid pursuant to the company’s relocation program and amounts related to personal use of company-owned automobile and executive healthcare services.

(10)	Includes the following items for Mr. Smith:

•	$12,500 in company contributions under our 401(k) and Employee Stock Ownership Plan;

•	$1,802,800 in separation payments pursuant to Mr. Smith’s separation agreement;

•	$67,746 for the estimated value of Mr. Smith’s company-owned automobile and communications equipment to be transferred to him pursuant to his separation agreement;

•	$7,286 as the discounted present value of the estimated cost of one year of post-retirement healthcare coverage under Mr. Smith’s separation agreement; and

•

perquisites and personal benefits whose aggregate incremental cost to us totaled $7,033, which included expenses related to personal use of company-owned automobile and company-provided computer equipment.

(11)	Includes the following items for Mr. Rice:

•	$12,500 in company contributions under our 401(k) and Employee Stock Ownership Plan;

•	$1,900,008 in separation payments pursuant to Mr. Rice’s separation agreement;

•	$45,516 paid for unvested stock options pursuant to Mr. Rice’s separation agreement;

•	$68,000 for the estimated value of Mr. Rice’s company-owned automobile transferred to him pursuant to his separation agreement;

•	$7,882 as the discounted present value of the estimated cost of one year of post-retirement healthcare coverage under Mr. Rice’s separation agreement; and

•

perquisites and personal benefits whose aggregate incremental cost to us totaled $25,556, which included expenses related to personal use of company-owned aircraft, personal use of company-owned automobile, and executive healthcare services.

(12)	Includes the following items for Mr. Mills:

•	$6,385 in company contributions under our 401(k) and Employee Stock Ownership Plan;

•	$1,800,000 in separation payments pursuant to Mr. Mills’ separation agreement;

•	$21,555 paid for unvested stock options pursuant to Mr. Mills’ separation agreement;

•	$38,450 for the estimated value of Mr. Mills’ company-owned automobile transferred to him pursuant to his separation agreement;

•	$7,286 as the discounted present value of the estimated cost of one year of post-retirement healthcare coverage under Mr. Mills separation agreement; and

•

perquisites and personal benefits whose aggregate incremental cost to us totaled $9,766, which included expenses related to personal use of company-owned automobile, company-provided computer equipment, spousal travel, and executive healthcare services.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to moving expenses, home security systems, and executive healthcare services, incremental cost is determined by the amounts paid to third-party providers. In the case of post-retirement healthcare coverage for Messrs. Smith, Rice and Mills, incremental cost is based on the discounted present value of the estimated cost of one year of extended healthcare coverage using a discount rate of 4.00%. In the case of company-provided computer equipment, incremental cost is determined by the cost of such equipment to the company. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board approved an initial annual salary for Ms. Woertz of $1,200,000 and approved a target annual bonus of at least 125% of her annual salary. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s initial $1,200,000 annual salary as a result of subsequent salary reviews. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other ADM senior officers. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change of control of our company are described below in the “Termination of Employment and Change-in-Control Arrangements” section.

Grants of Plan-Based Awards During Fiscal 2012

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended June 30, 2012.

	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Closing Market Price on the Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name		Threshold ($)	Target ($)	Maximum ($)
P. A. Woertz		0	1,950,000	4,563,000
	8/11/11				153,269				4,011,050
	8/11/11					418,515	26.17	27.53	2,921,235
J. Luciano		0	900,000	2,106,000
	8/11/11				71,052				1,859,431
	8/11/11					194,014	26.17	27.53	1,354,218
R. Young		0	500,000	1,170,000
	8/11/11				29,436				770,340
	8/11/11					80,377	26.17	27.53	561,031
D. J. Smith		0	530,000	1,240,200
	8/11/11				30,451				796,903
	8/11/11					83,149	26.17	27.53	580,380
J. D. Rice		0	900,000	2,128,800
	8/11/11				45,677				1,195,367
	8/11/11					124,723	26.17	27.53	870,567
S. R. Mills		0	500,000	1,170,000
	8/11/11				27,406				717,215
	8/11/11					74,834	26.17	27.53	522,341

(1)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.
(2)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis” for more information about our annual cash incentive plan.

All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock awards and vest in full three years after the date of the grant. Unvested shares vest immediately upon the occurrence of a change-in-control of our company. Under the terms of the restricted stock award agreement pertaining to each of these awards, the recipient of the award may vote and receive cash dividends on restricted shares prior to their vesting date, but may not transfer or pledge the shares in any manner prior to vesting. Dividends on restricted shares are paid at the same rate as dividends to our stockholders generally. Vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited.

With respect to each of the restricted stock awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The impact of a termination of employment or change in control of our company on restricted stock, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table summarizes information regarding unexercised stock options, unvested restricted stock awards and unearned performance share units for the named executive officers as of June 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
P. A. Woertz	—	418,515	(2)	26.17	8-11-2021
	69,649	278,599	(3)	30.71	8-19-2020
	135,062	202,595	(4)	28.70	9-10-2019
	494,880	329,921	(5)	26.03	8-8-2018
	82,935	20,734	(6)	34.37	8-3-2017
	138,770	—		36.34	5-1-2016	353,774	(8)	10,443,408

J. Luciano	—	194,014	(2)	26.17	8-11-2021	203,328	(9)	6,002,243	124,468	(14)	3,674,295

R. Young	—	80,377	(2)	26.17	8-11-2021	53,352	(10)	1,574,951

D. J. Smith	—	83,149	(2)	26.17	8-11-2021
	13,837	55,352	(3)	30.71	8-19-2020
	26,834	40,251	(4)	28.70	9-10-2019
	63,822	42,549	(5)	26.03	8-8-2018
	22,427	5,607	(6)	34.37	8-3-2017
	20,205	—		41.81	8-10-2016
	48,433	—		20.90	8-8-2015
	52,183	—		15.73	8-19-2014
	—	6,357	(7)	13.65	10-14-2013	70,287	(11)	2,074,872

J. D. Rice	—	124,723	(2)	26.17	8-11-2021
	11,070	44,281	(3)	30.71	8-19-2020
	10,734	32,201	(4)	28.70	9-10-2019
	20,933	41,866	(5)	26.03	8-8-2018
	18,357	4,590	(6)	34.37	8-3-2017
	19,845	—		41.81	8-10-2016
	3,130	—		13.65	9-30-2012	147,574	(12)	4,356,384

S. R. Mills	—	74,834	(2)	26.17	8-11-2021
	12,454	49,816	(3)	30.71	8-19-2020
	17,889	26,834	(4)	28.70	9-10-2019
	53,242	35,495	(5)	26.03	8-8-2018
	13,476	3,370	(6)	34.37	8-3-2017
	9,905	—		41.81	8-10-2016	84,707	(13)	2,500,551

(1)	Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on June 30, 2012, which was $29.52, by the number of shares or units that have not vested.
(2)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 11 of 2012, 2013, 2014, 2015 and 2016.
(3)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 19, 2012, 2013, 2014 and 2015.
(4)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on September 10 of 2012, 2013 and 2014.
(5)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 8 of 2012 and 2013.
(6)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting date on August 3 of 2012.
(7)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting date on October 14 of 2012.
(8)	Restricted share awards vest as to 69,882 shares on September 10, 2012, 130,623 shares on August 19, 2013 and 153,269 shares on August 11, 2014.
(9)	Restricted share award vests as to 132,276 shares on April 12, 2014 and 71,052 shares on August 11, 2014.
(10)	Restricted share award vests as to 23,916 shares on November 1, 2013 and 29,436 shares on August 11, 2014.
(11)	Restricted share awards vest as to 13,884 shares on September 10, 2012, 25,952 shares on August 19, 2013 and 30,451 shares on August 11, 2014.
(12)	Restricted share awards vest as to 11,107 shares on September 10, 2012, 35,014 shares on November 1, 2012, 20,762 shares on August 19, 2013, 35,014 shares on November 1, 2013 and 45,677 shares on August 11, 2014.

(13)	Restricted share awards vest as to 9,256 shares on September 10, 2012, 24,688 shares on November 1, 2012, 23,357 shares on August 19, 2013 and 27,406 shares on August 11, 2014.
(14)	Amount shown represents the number of unvested performance share units granted on April 11, 2011. Performance share unit award vests on October 14, 2014, and vested performance share units will be settled in a number of shares ranging between 0% and 150% of the number of vested performance units depending on the extent to which performance conditions have been satisfied during successive one-year performance periods.

Option Exercises and Stock Vested During Fiscal 2012

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year that ended June 30, 2012, and restricted stock awards to the named executive officers that vested during that same fiscal year. No performance share unit awards vested during the fiscal year ended June 30, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
P. A. Woertz	0	0	185,714	5,028,671
J. R. Luciano	0	0	0	0
R. G. Young	0	0	0	0
D. J. Smith	26,185	368,976	38,163	1,033,359
J. D. Rice	8,306	164,677	37,551	1,016,787
S. R. Mills	0	0	56,524	1,549,476

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.
(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended June 30, 2012.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)		Payments During Last Fiscal Year ($)
P. A. Woertz	ADM Retirement Plan	6	146,913		0
	ADM Supplemental Retirement Plan	6	1,737,035		0

J. R. Luciano	ADM Retirement Plan	1	12,491		0
	ADM Supplemental Retirement Plan	1	16,365		0

R. G. Young	ADM Retirement Plan	2	15,425		0
	ADM Supplemental Retirement Plan	2	16,924		0

D. J. Smith(3)	ADM Retirement Plan	31	1,030,139	(3)	0
	ADM Supplemental Retirement Plan	31	3,374,135	(3)	0

J. D. Rice(4)	ADM Retirement Plan	36	1,152,675	(4)	0
	ADM Supplemental Retirement Plan	36	3,736,383	(4)	0

S. R. Mills(5)	ADM Retirement Plan	33	1,037,111	(5)	0
	ADM Supplemental Retirement Plan	33	2,506,339	(5)	0

(1)	For Ms. Woertz and Messrs. Luciano, Smith and Young, the number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was June 30, 2012. For Messrs. Rice and Mills, the number of years of credited service is the number of actual years of service with the Company to their respective retirement dates, as set forth in notes (4) and (5) below.
(2)	The assumptions used to value pension liabilities for Ms. Woertz and Messrs. Luciano, Smith and Young as of June 30, 2012 were interest of 4.00% for the ADM Retirement Plan and 3.75% for the ADM Supplemental Retirement Plan and mortality determined under RP2000CH projected to 2019 using Scale AA. The same assumptions were used to value pension liabilities for Mr. Rice and Mr. Mills as of June 30, 2012, with the amounts reported for Mr. Rice and Mr. Mills being the June 30, 2012 present value of their accrued benefit at their respective retirement dates payable at normal retirement age. The amounts reported for Ms. Woertz, Mr. Luciano and Mr. Young are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at June 30, 2012. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 3.13% interest rate and then discounting back to June 30, 2012 using the assumptions specified above. The total account balance for Ms. Woertz at June 30, 2012 under the Retirement and Supplemental Plans was $1,571,209, the total account balance for Mr. Luciano at June 30, 2012 under the Retirement and Supplemental Plans was $28,133 and the total account balance for Mr. Young at June 30, 2012 under the Retirement and Supplemental Plans was $31,725, which are the amounts that would have been distributable if such individuals had terminated employment on that date.
(3)	Mr. Smith is eligible for early retirement under the terms of the Retirement Plan and Supplemental Plan. If Mr. Smith had retired on June 30, 2012, the present value of his early retirement benefit under these two plans would be $4,862,793. Mr. Smith will retire from the Company effective December 31, 2012.
(4)	Mr. Rice retired from the Company effective June 30, 2012. He is eligible to commence his benefit under the Retirement Plan at any time. He will begin receiving his benefit under the Supplemental Plan on January 1, 2013, payable in an annuity form. The present value of his early retirement benefit under these two plans as of June 30, 2012 is $5,328,584.
(5)	Mr. Mills retired from the Company effective February 7, 2012. He is eligible to commence his benefit under the Retirement Plan at any time. He will begin receiving his benefit under the Supplemental Plan on September 1, 2012, payable in an annuity form. The present value of his early retirement benefit under these two plans as of June 30, 2012 is $3,716,760.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash-balance formula. The cash-balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash-balance formula does not apply continue to be determined under the traditional final average pay formula. Ms. Woertz, Mr. Luciano and Mr. Young participate in the cash-balance formula, while the other named executive officers participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash-balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the following schedule.

Age + Service	Pay
Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash-balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash-balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash-balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over five consecutive of the last 15 years of employment. The final average pay formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of  1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Rice and Mr. Mills were eligible for early retirement at the time they retired and Mr. Smith is currently eligible for early retirement. A participant under the final average pay formula becomes vested in a benefit under the Retirement Plan after five years of service.

Earnings for purposes of the cash-balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. A lump-sum payment option is available only to cash-balance participants.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash-balance formula participant and five years of service for a final average pay formula participant, for vesting. A separate payment form election will be allowed with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code. Except as noted below for Ms. Woertz, it generally has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully-vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service. The severance provisions of such Terms of Employment also provide for the additional benefit that would derive from two years of pension coverage (or three years of pension coverage in the event of a termination within two years following a change in control).

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended June 30, 2012.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
P. A. Woertz	0	(13,259)	218,066
J. R. Luciano	0	0	0
R. G. Young	0	0	0
D. J. Smith	0	0	0
J. D. Rice	0	(14,203)	1,484,819
S. R. Mills	0	0	0

(1)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings is considered to be “above market.”
(2)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Name	Amount Reported as Compensation in Previous Years ($)
P. A. Woertz	190,563
J. D. Rice	879,574

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can establish up to five “scheduled distribution accounts” that are payable upon dates specified by the participant, generally in a lump sum, but with one such account eligible for installment payout over a period of two to five years. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. A participant also can establish a “retirement account” to be paid six months following separation from service. Payment following separation from service is in a lump sum, except that a participant can elect upon initial deferral into the account to have installments paid over a period of two to twenty years if separation from service occurs after retirement eligibility or due to disability. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company matching credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company matching contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company matching credits were made on behalf of the named executive officers for fiscal year 2012.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I and II balances are fully-vested. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options consist of shares in the publicly-traded, open-end mutual funds listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the mutual funds selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but we do maintain investments separately in a company account to hedge the liabilities created by the plans. In addition, the Deferred Comp Plans I and II provide for full funding of all benefits upon a change in control or potential change in control, as defined in the plans.

In fiscal 2012, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal 2012 Annualized Rate of Return (7/1/11 to 6/30/12 except as noted)
Galliard Stable Value Fund	2.488%
BlackRock International Value – Instl Class	–13.580	%(1)
BlackRock International – Instl Class	–6.068	%(2)
Dodge & Cox Stock	–0.903%
Ironbridge Small Cap	–3.914%
PIMCO Total Return – Institutional Class	6.939%
T. Rowe Price Mid-Cap Growth	–0.946%
Vanguard Institutional Index – Instl Plus Shares	5.440%
Vauguard LifeStrategy Conservative Growth	2.474%
Vanguard LifeStrategy Growth	–0.868%
Vanguard LifeStrategy Income	4.089%
Vanguard LifeStrategy Moderate Growth	1.221%
Vanguard Morgan Growth – Admiral Shares	0.731%
Vanguard Wellington – Admiral Shares	5.304%
Vanguard Target Retirement Income	5.597%
Vanguard Target Retirement 2010	4.046%
Vanguard Target Retirement 2015	2.698%
Vanguard Target Retirement 2020	1.748%
Vanguard Target Retirement 2025	1.001%
Vanguard Target Retirement 2030	0.160%
Vanguard Target Retirement 2035	–0.675%
Vanguard Target Retirement 2040	–0.906%
Vanguard Target Retirement 2045	–0.832%
Vanguard Target Retirement 2050	–0.850%
Vanguard Target Retirement 2055	–0.656%

(1)	Cumulative return for the period July 1, 2011 – August 15, 2011.
(2)	Cumulative return for the period August 15, 2011 – June 30, 2012.

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans. The individual agreements we have with Ms. Woertz and Messrs. Rice, Mills and Smith related to termination of employment or change in control of our company are discussed below.

Under the terms of our time-vested restricted stock award agreements governing awards held by our named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested. We entered into time-vested restricted stock award agreements with Mr. Mills and Mr. Rice, effective November 1, 2010, that contained vesting provisions that differed in certain respects, but under separation agreements entered into in connection with the retirement of these individuals, vesting of those restricted stock awards continues in accordance with the original vesting schedule following the retirement of each individual.

Under the terms of the stock option agreements governing awards held by our named executive officers, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement or cause, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

Under the terms of a performance share unit award agreement governing an award made in 2011 to Mr. Luciano, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule (subject to the satisfaction of the specified performance condition) if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the tables below. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on June 30, 2012.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for Ms. Woertz, our Chairman, President and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

Benefits and Payments upon Termination	Involuntary Termination without Cause or Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason or Involuntary Termination with Cause ($)	Change in Control ($)		Involuntary Termination without Cause or Voluntary Termination for Good Reason Related to a Change in Control ($)		Disability ($)	Death ($)
Salary	2,600,000	(1)	0	0		3,900,000	(8)	0	0
Bonus	3,900,000	(2)	0	0		5,850,000	(9)	0	0
Health benefits	16,355	(3)	0	0		25,429	(10)	0	0
Vesting of nonvested stock options	1,822,986	(4)	0	2,719,577	(7)	2,719,577	(11)	(14)	2,719,577	(7)
Vesting of nonvested restricted stock awards	5,918,908	(4)	0	10,443,408	(7)	10,443,408	(11)	(14)	10,443,408	(7)
Vesting of nonvested performance share unit awards	0	(5)	0	0	(5)	0	(5)	0 (5)	0	(5)
Severance	185,413	(6)	0	0		279,978	(12)	0	0
Gross-up for excise tax	0		0	0		0	(13)	0	0

(1)	Represents two years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(2)	Represents two years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.
(3)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 4.00%.
(4)	Represents the value of two years of accelerated vesting of stock options and restricted stock pursuant to Ms. Woertz’s Terms of Employment. The amount shown with respect to stock options was calculated by multiplying the number of shares as to which accelerated vesting occurs with respect to each option that was “in the money” as of June 30, 2012 by the difference between $29.52, the closing sale price of a share of our common stock on the New York Stock Exchange (“NYSE”) on Friday, June 29, 2012, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by $29.52, the closing sale price of a share of our common stock on the NYSE on Friday June 29, 2012.
(5)	The performance period applicable to Ms. Woertz’s 2009 performance share unit award ended on June 30, 2012 with none of the performance share units having been “earned” based on our company’s total shareholder return relative to certain indices. Given the expiration of this award on June 30, 2012 with no amount having been earned, no value has been ascribed to the accelerated or continued vesting of this award that otherwise would have been called for under her Terms of Employment.
(6)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years’ of pay credits under the cash balance formula for both the Retirement and Supplemental Plans, with pay credits determined considering both base pay and target bonus. The Supplemental Plan calculates a benefit payable six months following separation from service and, accordingly, this balance is discounted to a present value using a discount rate of 3.75%.
(7)	Pursuant to the terms of the stock option and restricted stock award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2012 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $29.52, the closing sale price of a share of our common stock on the NYSE on Friday, June 29, 2012, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by $29.52, the closing sale price of a share of our common stock on on the NYSE on Friday, June 29, 2012.
(8)	Represents three years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(9)	Represents three years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.

(10)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 4.00%.
(11)	See note (7) to this table for effect of a change in control on equity awards pursuant to the terms of the award agreements. In addition, Ms. Woertz’s Terms of Employment provide that vesting and exercisability of all equity awards are accelerated in full upon an involuntary termination of employment without cause or a voluntary termination of employment for good reason which, in either case, occurs prior to and in connection with a change in control or within two years after a change in control.
(12)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years’ of pay credits under the cash balance formula calculated in the same manner as described in note (6) to this table.
(13)	No payment would be treated as an excess parachute if termination had occurred on June 30, 2012.
(14)	Pursuant to the terms of the stock option and restricted stock award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting of these equity awards continues after termination of employment.

Upon an involuntary termination of Ms. Woertz’s employment by the board without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change in control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change in control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change in control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

J. R. Luciano, R. G. Young and D. J. Smith

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our named executive officers (other than P. A. Woertz) whose service as an executive officer did not end during fiscal 2012. These payments and benefits are provided under the terms of agreements involving equity compensation awards and, in the case of Mr. Smith, the separation agreement involving his planned December 31, 2012, retirement that is described after the table.

Name	Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)		Disability ($)	Death ($)		Retirement ($)
J. R. Luciano	Vesting of nonvested stock options	0	0	0	649,947	(2)	(5)	649,947	(2)	(7)
	Vesting of nonvested restricted stock awards	0	0	0	6,002,243	(2)	(5)	6,002,243	(2)	(7)
	Vesting of nonvested performance share unit awards	0	0	0	3,674,295	(3)	(6)	3,674,295	(3)	(7)

R. G. Young	Vesting of nonvested stock options	0	0	0	269,263	(2)	(5)	269,263	(2)	(7)
	Vesting of nonvested restricted stock awards	0	0	0	1,574,951	(2)	(5)	1,574,951	(2)	(7)

D. J. Smith(1)	Vesting of nonvested stock options	0	0	0	560,937	(2)	(5)	560,937	(2)	(5)
	Vesting of nonvested restricted stock awards	0	0	0	2,074,872	(2)	(5)	2,074,872	(2)	(5)
	Vesting of nonvested performance share unit awards	0	0	0	0	(4)	0 (4)	0	(4)	0	(4)
	Severance	0	0	0	0		0	0		1,802,800	(8)
	Health benefits	0	0	0	0		0	0		7,286	(9)
	Auto and technology	0	0	0	0		0	0		67,746	(10)

(1)	Mr. Smith is eligible for early retirement under the Retirement Plan. The subsidized early retirement benefit that is available in the event of retirement is described in the footnotes to the table under the caption “Pension Benefits”.
(2)	Pursuant to the terms of the stock option and restricted stock award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2012 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $29.52, the closing sale price of a share of our common stock on the NYSE on Friday, June 29, 2012, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by $29.52, the closing sale price of a share of our common stock on the NYSE on Friday, June 29, 2012.
(3)	Pursuant to the terms of a 2011 performance share unit award agreement under the 2009 Incentive Compensation Plan, vesting of the performance share units is accelerated in full upon a change in control or death. The number of shares issued in settlement of such vested units is determined by multiplying the number of vested units by the average company performance factor for performance periods completed prior to the vesting date. Because no performance periods were completed prior to the assumed June 30, 2012 event date, the number of shares that would have been issued is equal to the number of vested performance share units. The amount shown was calculated by multiplying that number of shares (124,468) by $29.52, the closing sale price of a share of our common stock on the NYSE on Friday, June 29, 2012.
(4)	The performance period applicable to this 2009 performance share unit award ended on June 30, 2012 with none of the performance share units having been “earned” based on our company’s total shareholder return relative to certain indices. Given the expiration of this award on June 30, 2012 with no amount having been earned, no value has been ascribed to the accelerated or continued vesting of this award that otherwise would have been called for under the applicable award agreement.
(5)	Pursuant to the terms of the stock option and restricted stock award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.
(6)	Pursuant to the terms of this 2011 performance unit award agreement, vesting of this award generally continues on the same schedule after retirement or termination of employment due to disability, and the number of shares issuable in settlement of the vested units will be a function of the company’s performance for the relevant performance periods.

(7)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.
(8)	Amount payable pursuant to Mr. Smith’s May 3, 2012 separation agreement. Amount payable in two equal installments, the first of which was paid in May 2012 and the second of which is expected to be paid in January 2013. This amount was included in the amount of “All Other Compensation” disclosed for Mr. Smith for fiscal 2012 in the Summary Compensation Table herein.
(9)	Represents discounted present value of the estimated cost of one year of post-retirement extended health coverage granted pursuant to Mr. Smith’s separation agreement, using a discount rate of 4.00%. This amount was included in the amount of “All Other Compensation” disclosed for Mr. Smith for fiscal 2012 in the Summary Compensation Table herein.
(10)	Represents the estimated value of Mr. Smith’s company car and certain communications equipment, all of which will be transferred to him upon his retirement. This amount was included in the amount of “All Other Compensation” disclosed for Mr. Smith for fiscal 2012 in the Summary Compensation Table herein.

In connection with Mr. Smith’s decision to retire, the company and Mr. Smith entered into a separation agreement on May 3, 2012 that governs the terms of his ceasing to be an active employee and an officer of the company. The separation agreement provides that Mr. Smith’s retirement will be effective December 31, 2012, and that the company will: (i) pay Mr. Smith cash in the amount of $1,802,800, one half of which was paid shortly after the separation agreement was signed and the other half will be paid shortly after December 31, 2012; (ii) pay Mr. Smith shortly after December 31, 2012 a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value of the company common stock underlying all stock options held by Mr. Smith that will not be vested as of December 31, 2012 and will not continue to vest thereafter; (iii) transfer to Mr. Smith, on or about December 31, 2012, his company-owned car and certain communications equipment he is currently using; and (iv) extend Mr. Smith’s healthcare coverage until December 31, 2013 on the same terms as would have been available to him had he remained employed by the company through such date. The separation agreement also provides that except for payments and benefits under specified benefit plans and previously granted equity award agreements, Mr. Smith will not be entitled to payments or benefits beyond those specified in the separation agreement. Under the separation agreement, Mr. Smith is subject to non-compete and non-solicitation obligations for one year after his employment ends, and agrees to release of any claims he may have against the company.

J.D. Rice and S.R. Mills

In connection with Mr. Rice’s decision to retire, the company and Mr. Rice entered into a separation agreement on April 13, 2012 that governs the terms of his ceasing to be an active employee and an officer of the company. The separation agreement provided that Mr. Rice would retire effective June 30, 2012, and that in connection therewith: (i) Mr. Rice would receive $1,900,008 in cash, one half of which was paid shortly after the separation agreement was signed and the other half was paid shortly after June 30, 2012; (ii) Mr. Rice would receive shortly after June 30, 2012 a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value of the company common stock underlying all stock options held by Mr. Rice that would not be vested as of June 30, 2012 and would not continue to vest thereafter; (iii) Mr. Rice would have transferred to him, on or about June 30, 2012, the company-owned car currently used by him; (iv) Mr. Rice’s healthcare coverage would be extended until June 30, 2013 on the same terms as would have been available to him had he remained employed by the company through such date; (v) Mr. Rice would receive the cash incentive payment that would otherwise have been payable to him under the company’s Performance Incentive Plan for the performance period in effect as of June 30, 2012, calculated based on the Company’s actual performance; and (vi) a restricted stock award involving 70,028 shares granted to Mr. Rice on November 1, 2010 would continue to vest on its scheduled vesting dates so long as Mr. Rice continues to comply with applicable non-competition and non-solicitation obligations. Under the separation agreement, Mr. Rice is subject to non-compete and non-solicitation obligations for two years after his employment ends, and has agreed to release of any claims he may have against the company.

In connection with Mr. Mills’ decision to retire, the company and Mr. Mills entered into a separation agreement on November 2, 2011 that governs the terms of his ceasing to be an active employee and an officer of the company. The separation agreement provided that Mr. Mills would retire effective February 7, 2012, and that in connection therewith: (i) Mr. Mills would receive $1,800,000 in cash, $450,000 of which was paid shortly after the separation agreement was signed and the balance of $1,350,000 was paid shortly after February 7, 2012; (ii) Mr. Mills would receive shortly after February 7, 2012 a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value of the company common stock underlying all stock options held by Mr. Mills that would not be vested as of February 7, 2012 and would not continue to vest thereafter; (iii) Mr. Mills would have transferred to him, on or about February 7, 2012, the company-owned car currently used by him; (iv) Mr. Mills’ healthcare coverage would be extended until February 28, 2013 on the same terms as would have been available to him had he remained employed by the company through such date; and (v) a restricted stock award involving 49,375 shares granted to Mr. Mills on November 1, 2010 would continue to vest on its scheduled vesting dates. Under the separation agreement, Mr. Mills is subject to non-compete and non-solicitation obligations for two years after his employment ends, and has agreed to release of any claims he may have against the company.

The following table lists the payments and benefits provided and to be provided to Mr. Rice and Mr. Mills in connection with their retirement from the company during fiscal 2012. These payments and benefits are provided under the terms of the separation agreements described above.

	Name
Payment or Benefit(1)	J.D. Rice	S.R. Mills
Severance(2)	1,900,008	1,800,000
Payment for nonvested options(3)	45,516	21,555
Post-retirement health coverage(4)	7,882	7,286
Company auto(5)	68,000	38,450
Continued vesting of equity awards	(6)	(6)

(1)	Amounts described in footnotes (2) through (5) were included in the amount of “All Other Compensation” disclosed for Mr. Rice and for Mr. Mills for fiscal 2012 in the Summary Compensation Table herein.
(2)	Each amount was payable in two installments, the first of which was paid in April 2012 to Mr. Rice and in November 2011 to Mr. Mills, and the second of which was paid in July 2012 to Mr. Rice and in February 2012 to Mr. Mills.
(3)	Under their separation agreements, Mr. Rice and Mr. Mills were each entitled to receive a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value of the Company common stock underlying all stock options held by him that were not vested as of his retirement date and would not continue to vest thereafter. The amounts shown here were calculated with respect to such options that were not vested as of Mr. Rice’s June 30, 2012 retirement date and as of Mr. Mills’ February 7, 2012 retirement date, but were “in the money” as of those respective dates, and were determined by multiplying the number of shares subject to those options by the difference between the closing sale price of a share of our common stock on the NYSE on that retirement date and the exercise price of the applicable stock option.
(4)	Each amount represents the discounted present value of the estimated cost of one year of post-retirement extended health coverage granted to each individual, using a discount rate of 4.00%.
(5)	The amounts represent the estimated value of each individual’s company car which was transferred to him upon his retirement.
(6)	Pursuant to the terms of their respective separation and equity award agreements, vesting of restricted stock and stock option awards to Mr. Rice and Mr. Mills generally continues on the same schedule after retirement.

Director Compensation for Fiscal 2012

Our standard compensation for non-employee directors consists of an annual retainer of $250,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director receives a stipend in the amount of $25,000, the chairman of the Audit Committee receives a stipend in the amount of $15,000, the chairman of the Compensation/Succession Committee receives a stipend in the amount of $12,500, and the chairman of the Nominating/Corporate Governance Committee receives a stipend in the amount of $10,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
A. Boeckmann	0	40,522	0	40,522
G. W. Buckley	62,500	156,250	0	218,750
M. H. Carter	25,000	250,000	0	275,000
T. K. Crews	125,000	113,324	0	238,324
P. Dufour	125,000	125,000	0	250,000
D. E. Felsinger	0	250,000	0	250,000
A. Maciel	135,000	125,000	0	260,000
P. J. Moore	125,000	125,000	0	250,000
T. F. O’Neill	140,000	125,000	0	265,000
K. R. Westbrook	137,500	125,000	0	262,500

(1)	As described above, one-half of the annual retainer of $250,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For fiscal 2012, Mr. Boeckmann, Ms. Carter and Mr. Felsinger each elected to receive his or her entire annual retainer in the form of stock units and Dr. Buckley elected to receive approximately 71% of his annual retainer in the form of stock units.
(2)	The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $62,500 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of June 30, 2012 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 6/30/12
A. Boeckmann	1,292
G. W. Buckley	26,096
M. H. Carter	109,875
T. Crews	4,020
P. Dufour	8,161
D. E. Felsinger	23,075
A. Maciel	23,967
P. J. Moore	45,872
T. F. O’Neill	29,832
K. R. Westbrook	49,043

Director Stock Ownership Guidelines

During fiscal 2009, the company adopted guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity Compensation Plans Approved by Security Holders	14,505,128	(1)	$28.33	(2)	28,873,818	(3)
Equity Compensation Plans Not Approved by Security Holders	0		0		0
Total	14,505,128	(1)	$28.33	(2)	28,873,818	(3)

(1)	Consists of 30,281 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1996 Stock Option Plan; 71,197 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1999 Incentive Compensation Plan; 91,963 shares to be issued pursuant to outstanding restricted stock units and 9,344,287 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2002 Incentive Compensation Plan; 510,752 shares to be issued pursuant to outstanding restricted stock units, 124,468 shares to be issued pursuant to outstanding performance share units and 4,045,906 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2009 Incentive Compensation Plan; and 286,274 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Options Scheme, all as of June 30, 2012. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future.
(2)	Weighted-average exercise price for outstanding stock options.
(3)	Consists of 24,540,233 shares available for issuance pursuant to our 2009 Incentive Compensation Plan and 4,333,585 shares available for issuance pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2012. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards. Only options can currently be granted under the ADM International Limited Savings-Related Share Option Scheme.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) the Company’s major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the

Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T.F. O’Neill, the Chairman) has been determined by the Board of Directors to be a “financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the SEC. The Audit Committee has appointed, subject to ratification by the stockholders of the Company, Ernst & Young LLP as independent auditor for the transition period of July 1, 2012 to December 31, 2012.

T. F. O’Neill, Chairman
T. K. Crews
P. Dufour
A. Maciel
P. J. Moore

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended June 30, 2012 none of our directors or executive officers was a participant in or had a relationship regarded as a related person transaction, as considered under applicable regulations of the SEC.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the six-month transition period of July 1, 2012 to December 31, 2012. The election of the independent registered public accounting firm for six months rather than a full 12-month fiscal year reflects that on May 3, 2012, the Board approved a change in our company’s fiscal year end from June 30 to December 31. At our 2013 Annual Meeting of Stockholders, which we expect to hold in the spring of 2013, the company expects to seek stockholder ratification of the selection of the independent public accounting firm for the fiscal year ending December 31, 2013. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the six-month transition period of July 1, 2012 to December 31, 2012. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended June 30, 2012 and 2011:

	Amount($)
Description of Fees	2012	2011
Audit Fees(1)	$14,619,000	$14,006,000
Audit-Related Fees(2)	389,000	210,000
Tax Fees(3)	704,000	677,000
All Other Fees	—	—
Total	$15,712,000	$14,893,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.
(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.
(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during the last two fiscal years were pre-approved by the Audit Committee.

Proposal No. 3 — Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and our board of directors believe that the executive compensation policies, procedures and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on our board of directors or our company, the board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The board of directors will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation will be held at the annual meeting of stockholders following the six-month transition period of July 1, 2012 to December 31, 2012.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Proposal No. 4 — Special Shareowner Meetings

Mr. William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, beneficial owner of not less than 500 shares of common stock of the company, has notified the company that he intends to present the following resolution at the annual meeting. The board of directors and the company accept no responsibility for the proposed resolution and supporting statement. The board of directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012.

The Corporate Library, an independent investment research firm rated our company “High Concern” in Executive Pay — CEO and Chairman Patricia Woertz received $11 million.

The bulk of pay given to Ms. Woertz (nearly 64% of her total pay) was discretionary equity pay based on the executive pay committee’s subjective assessment of our company’s performance for three years. Ms. Woertz received restricted stock and stock options with a $7 million aggregate value. Equity pay given as a long-term incentive should include performance-vesting requirements. Similarly, 30% of our company’s annual incentive pay consisted of the Committee’s subjective assessment. Plus the Committee can then increase the final pay by a further 20% based on yet another subjective score. Multiple opportunities for subjectively determined additional pay undermined a pay-for-performance objective.

Our CEO could also potentially be given $27 million in a change in control. These practices suggest that our executive pay system was not aligned with shareholder interests. We gave our company a well below average shareholder vote regarding executive pay in 2011.

Donald Felsinger, on our executive pay committee, received our highest negative votes. Patrick Moore, our Lead Director and a member of our audit committee, was negatively flagged by the Corporate Library for being a director of Smurfit-Stone Container Corporation as it went bankrupt.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance: Special Shareowner Meetings – Yes on 4.

Recommendation of the Board of Directors AGAINST the Proposal

The Board has carefully considered the above proposal and believes that it is not in the best interests of the Company or its stockholders to provide holders of 10% of the Company’s outstanding common stock the power to call a special meeting of stockholders.

Organizing and preparing for a special meeting involves a significant management commitment of time and focus and imposes substantial legal, administrative and distribution costs on the Company. In light of the cost and disruption associated with special meetings, they should only be held in relation to extraordinary events that are important to a broad group of our stockholders. If the above proposal were implemented, a rather small minority of stockholders with narrow interests could call an unlimited number of special meetings to consider matters that are not in the best interests of our stockholders generally.

Our bylaws provide that special meetings may be called by the Chairman, President, a majority of the Board of Directors, a majority of the Executive Committee or upon the written request of stockholders owning a majority of the shares of capital stock issued and outstanding and entitled to vote at such meeting. Our Board believes that these bylaw provisions strike the proper balance between the needs of our Company to hear from our stockholders when critical issues should be addressed on an expedited basis and the interests of all of our stockholders to avoid the cost and disruption associated with such meetings.

The Board is very interested in the views of stockholders but believes that stockholders already have effective avenues of communicating with the Board outside of the special meeting context. As described under the heading “Communications with Directors,” all correspondence from stockholders addressed to a Board member or members is forwarded to the intended recipient(s). The Board has also determined to include an advisory vote on executive compensation at each annual meeting until the next required vote on the frequency of stockholder votes on executive compensation because it believes it is important to receive feedback from its stockholders on this important issue annually

The Board also believes that the merits of the proposal should be viewed in light of the Company’s high standards for corporate governance, including majority voting for directors in uncontested elections and annual elections for all directors. Institutional Shareholder Services, or ISS, gave our Company the highest governance rating in 2012, indicating that our Company represents “Low Concern” in each of ISS’s four Governance Risk Indicator, or GRId, categories: audit, board, compensation, and, most significantly in this context, shareholder rights. The Board believes that the protections our stockholders currently enjoy counsel against adding costly measures that will not necessarily further advance the interests of our stockholders generally.

Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

We expect to hold our next annual meeting of stockholders in the spring of 2013. The deadline for submission of proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement will be announced in conjunction with the announcement of the date of such annual meeting. Written notice of any stockholder proposal intended to be presented at the next annual meeting but not included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, by the close of business on the tenth day following the earlier of the date on which notice of the date of the next annual meeting is mailed or public disclosure of the date of such annual meeting is made. If written notice of any stockholder proposal intended to be presented does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors ARCHER-DANIELS-MIDLAND COMPANY

M. I. Smith, Secretary

September 21, 2012

ANNEX A

Definition and Reconciliation of Non-GAAP Measures

We determine Adjusted EPS by adjusting basic earnings per share as reported in our audited financial statements to exclude the after-tax impact of LIFO-related inventory adjustments that are reflected in our audited financial statements. “LIFO” means “last in, first out” and refers to the practice of valuing inventory so the most recent costs to the Company are reflected in the cost of products sold.

We use Adjusted ROIC to mean “LIFO-adjusted ROIC earnings” divided by “LIFO-adjusted invested capital.” LIFO-adjusted ROIC earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense and changes in the LIFO reserve. LIFO-adjusted invested capital is the average of quarter-end amounts for the trailing four fiscal quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding non-controlling interests) and interest-bearing liabilities, adjusted for the after-tax effect of the LIFO reserve. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

Adjusted EPS, Adjusted ROIC, LIFO-adjusted ROIC earnings and LIFO-adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted EPS to basic earnings per share, the most directly comparable amount reported under GAAP; of LIFO-adjusted ROIC earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; and the calculation of Adjusted ROIC and of LIFO-adjusted invested capital, each for the twelve months ended June 30, 2012.

Adjusted EPS Calculation (twelve months ended June 30, 2012)
Basic EPS	1.84
After Tax LIFO Adjustment	(0.01)

Adjusted EPS	1.83

Adjusted ROIC Calculation (twelve months ended June 30, 2012)
LIFO Adjusted ROIC Earnings*	1,491	=	5.26%
LIFO Adjusted Invested Capital*	28,351

*(in millions)

A-1

LIFO Adjusted ROIC Earnings(1)
	Quarter Ended				Four Quarters Ended Jun 30, 2012
	Sep 30, 2011	Dec 31, 2011	Mar 31, 2012	Jun 30, 2012

Net earnings attributable to ADM	$460	$80	$399	$284	$1,223
Adjustments
Interest expense	113	96	116	116	441
LIFO	(126)	59	107	(50)	(10)

Total adjustments	(13)	155	223	66	431
Tax on adjustments	5	(59)	(84)	(25)	(163)

Net adjustments	(8)	96	139	41	268

Total LIFO Adjusted ROIC Earnings	$452	$176	$538	$325	$1,491

LIFO Adjusted Invested Capital(1)					Trailing Four Quarter Average
	Quarter Ended
	Sep 30, 2011	Dec 31, 2011	Mar 31, 2012	Jun 30, 2012

Equity(2)	$18,383	$17,977	$18,353	$17,969	$18,171
+ Interest-bearing liabilities(3)	9,497	9,198	10,330	10,323	9,837
+ LIFO adjustment (net of tax)	291	327	394	362	344

Total LIFO Adjusted Invested Capital	$28,171	$27,502	$29,077	$28,654	$28,351

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(2) Excludes noncontrolling interests

(3) Includes short-term debt, current maturities of long-term debt, capital lease obligations and long-term debt

(1)	Adjusted earnings per share (EPS) is ADM’s fully diluted EPS after removal of the effect on EPS of certain specified items. Management believes that adjusted EPS is a useful measure of ADM’s performance because it provides investors information about ADM’s operations allowing better evaluation of ongoing business performance.
(2)	Adjusted Return on Invested Capital (ROIC) is LIFO adjusted ROIC earnings divided by LIFO adjusted invested capital. LIFO adjusted ROIC earnings is ADM’s net earnings adjusted for the after tax effects of interest expense and changes in the LIFO reserve. LIFO adjusted ROIC invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after tax effect of the LIFO reserve. Management believes adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impact of LIFO inventory reserves.

A-2

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m. Eastern Time, on October 31, 2012.

Vote by Internet
• Log on to the Internet and go to http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Archer-Daniels-Midland Company’s Board of Directors recommends you vote “FOR” Proposals 1, 2, and 3 and “AGAINST” Proposal 4.

+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - A.L. Boeckmann	☐	☐	☐	02 - G.W. Buckley	☐	☐	☐	03 - M.H. Carter	☐	☐	☐

04 - T. Crews	☐	☐	☐	05 - P. Dufour	☐	☐	☐	06 - D.E. Felsinger	☐	☐	☐

07 - A. Maciel	☐	☐	☐	08 - P.J. Moore	☐	☐	☐	09 - T.F. O’Neill	☐	☐	☐

10 - D. Shih	☐	☐	☐	11 - K.R. Westbrook	☐	☐	☐	12 - P.A. Woertz	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the six-month period ending December 31, 2012.	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

	For	Against	Abstain

4. Stockholder’s Proposal Regarding Special Shareowner Meetings.	☐	☐	☐	5. In their discretion, upon any other business that may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of

Archer-Daniels-Midland Company Stockholders

November 1, 2012

10:30 a.m. CST

James R. Randall Research Center

1001 Brush College Road

Decatur, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — ARCHER-DANIELS-MIDLAND COMPANY

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on November 1, 2012

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints P.J. Moore, M.H. Carter and P.A. Woertz as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on September 7, 2012, at the Annual Meeting of Stockholders to be held on November 1, 2012 and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

(Important – To be signed and dated on reverse side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE REVERSE SIDE OF THIS CARD.	+